UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Zumiez Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4001 204th Street SW

Lynnwood, Washington 98036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 31, 2023

Dear Shareholder:

You are cordially invited to attend the 2023 annual meeting of shareholders of Zumiez Inc., a Washington corporation.  Zumiez Inc. and its wholly-owned subsidiaries is also referred to as “Zumiez,” “we,” “our,” “us,” “its” and the “Company.” The meeting will be held on Wednesday, May 31, 2023 at 8:00 a.m. (Pacific Time) at our headquarters located at 4001 204th Street SW, Lynnwood, Washington 98036 for the following purposes:

1.	To elect three directors to hold office until our 2026 annual meeting of shareholders;
2.	To hold an advisory, non-binding, vote on executive compensation;
3.	To hold an advisory non-binding, vote to determine shareholder preferences on whether future advisory votes on executive compensation should occur every one, two, or three years;
4.	Approval of the Zumiez 2023 Equity Incentive Plan;
5.	Approval of the Zumiez 2023 Employee Stock Purchase Plan;
6.	To consider and act upon a proposal to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024 (“fiscal 2023”); and
7.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors recommends a vote “For” Items 1, 2, 4, 5 and 6 and a vote for the every “3 Years” option of Item 3. The record date for the annual meeting is March 22, 2023. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Under the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to deliver our proxy materials to the majority of our shareholders over the Internet. The delivery process will allow us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 21, 2023, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our fiscal year ending January 28, 2023 (“fiscal 2022”) Proxy Statement and 2022 Annual Report to Shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

YOUR VOTE IS IMPORTANT!

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote online, by telephone, or if you received a paper copy of the voting card, submit your proxy by signing, dating and returning the accompanying proxy card in the enclosed prepaid return envelope. If you decide to attend the annual meeting and you are a shareholder of record, you will be able to vote in person even if you have previously submitted your proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 31, 2023: The Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report to Shareholders are available on the internet at https://ir.zumiez.com/financial-information/annual-reports.

By Order of the Board of Directors
Chris K. Visser
Chief Legal Officer and Secretary

Lynnwood, Washington

April 21, 2023

4001 204th Street SW

Lynnwood, Washington 98036

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 31, 2023

Questions And Answers

Why am I receiving these proxy materials?

We are making available to you this proxy statement and the accompanying proxy card because the board of directors of Zumiez Inc. (“Zumiez,” “we,” “us,” “its” and the “Company”) is soliciting your proxy to vote at our 2023 annual meeting of shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. Should you choose to attend, you must be ready to present proof of your ownership of Zumiez stock as of the record date, March 22, 2023, to attend the meeting. However, you do not need to attend the meeting to vote your shares.  For more information on voting, see information below under the section heading “How do I vote?”

We intend to mail or otherwise make available this proxy statement and the accompanying proxy card on or about April 21, 2023 to all shareholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on March 22, 2023, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 19,749,327 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If, at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you vote your proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, at the close of business on the record date, your shares were not held in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. Should you choose to attend, you must be ready to present proof of your ownership of Zumiez stock as of the record date, March 22, 2023, in order to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy issued in your name from your broker, bank or other agent. For more information about a legal proxy, see the information, below, under the section heading “How do I vote? – Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent.”

What am I voting on?

You are being asked to vote on the following matters:

•	Election of three directors (Proposal 1);
•	An advisory, non-binding vote on executive compensation (Proposal 2);
•	An advisory, non-binding vote to determine shareholder preferences on whether future advisory votes on executive compensation should occur every one, two or three years (Proposal 3);
•	Approval of the Zumiez 2023 Equity Incentive Plan (Proposal 4);
•	Approval of the Zumiez 2023 Employee Stock Purchase Plan (Proposal 5); and
•	To consider and act upon a proposal to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2023 (Proposal 6).

When you vote your proxy, you appoint Chris K. Visser and Richard M. Brooks as your representatives at the meeting. When we refer to the “named proxies,” we are referring to Mr. Visser and Mr. Brooks. This way, your shares will be voted even if you cannot attend the meeting.

How do I vote?

For Proposals 1, 2, 4, 5 and 6, you may vote “For,” “Against” or “Abstain” from voting (for the election of directors, you may do this for any director nominee that you specify).  For Proposal 3, you may vote for every “1 Year,” every “2 Years,” every “3 Years” or “Abstain” from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, via the internet, by telephone or by proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive. Please be prepared to present proof of your ownership of Zumiez stock as of March 22, 2023.
•

To vote via the internet—You may vote online at www.proxyvote.com. Voting on the internet has the same effect as voting by mail or by telephone. If you vote via the internet, do not return your proxy card and do not vote by telephone. Internet voting will be available until 11:59 p.m. Eastern time, May 30, 2023.

•

To vote by telephone—You may vote by telephone by calling 1-800-690-6903 and following the automated voicemail instructions. Voting by telephone has the same effect as voting by mail or via the internet. If you vote by telephone, do not return your proxy card and do not vote via the internet. Telephone voting will be available until 11:59 p.m. Eastern time, May 30, 2023.

•

To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy or voting instruction form with these proxy materials from that organization rather than from us. You can vote by using the proxy or voting information form provided by your broker, bank or other agent or, if made available, vote by telephone or via the internet. To vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other agent. Under a legal proxy, the bank, broker, or other agent confers all of its rights as a record holder (which may in turn have been passed on to it by the ultimate record holder) to grant proxies or to vote at the meeting. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a legal proxy. Please allow sufficient time to receive a legal proxy through the mail after your broker, bank or other agent receives your request.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Zumiez common stock you own as of the close of business on March 22, 2023, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted in the following manner:

•	“For” the election of all nominees for director (Proposal 1);
•	“For” the approval of the compensation of the Company’s named executive officers as disclosed in these materials (Proposal 2);
•	For a frequency of every “3 Years” for future advisory votes on executive compensation (Proposal 3);
•	“For” the approval of the Zumiez 2023 Equity Incentive Plan (Proposal 4);
•	“For” the approval of the Zumiez 2023 Employee Stock Purchase Plan (Proposal 5); and
•	“For” the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2023 (Proposal 6).

If any other matter is properly presented at the meeting, one of the named proxies on your proxy card as your proxy will vote your shares using his discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have retained Advantage Proxy to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Advantage Proxy approximately $4,750 for proxy solicitation services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name and/or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. Alternatively, if you vote by telephone or via the internet, you will need to vote once for each proxy card and voting instruction card you receive.

Can I change my vote after voting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.
•	You may send a written notice that you are revoking your proxy to our Chief Legal Officer and Secretary, Chris K. Visser, at 4001 204th Street SW, Lynnwood, Washington 98036.
•

You may attend the annual meeting and vote in person (if you hold your shares beneficially through a broker, bank or other agent you must bring a legal proxy from the record holder in order to vote at the meeting).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by shareholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Generally, abstentions and broker non-votes (discussed below in “How are votes counted?”) will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date. Your vote is extremely important, so please vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Against” and “Abstain” and broker non-votes (described below, if applicable) for Proposals 1, 2, 4, 5 and 6 and “1 Year,” “2 Years,” “3 Years” and “Abstain” and broker non-votes for Proposal 3.  Abstentions and broker non-votes will not be counted as votes cast for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares.  If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to discretionary items, but not with respect to non-discretionary items. Under the rules of the New York Stock Exchange, the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3), the approval of the Zumiez 2023 Equity Incentive Plan (Proposal 4) and the approval of the Zumiez 2023 Employee Stock Purchase Plan (Proposal 5) are considered non-discretionary items while the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm (Proposal 6) is considered a discretionary item. Accordingly, if your broker holds your shares in its name, the broker is not permitted to vote your shares on Proposal 1, 2, 3, 4 or 5 but is permitted to vote your shares on Proposal 6 even if it does not receive voting instructions from you because Proposal 6 is considered discretionary.  When a broker votes a client’s shares on some but not all of the proposals at the annual meeting, the missing votes are referred to as broker non-votes. Broker non-votes will be included in determining the presence of a quorum at the annual meeting but are not considered present or a vote cast for purposes of voting on the non-discretionary items. Please vote your proxy so your vote can be counted.

How many votes are needed to approve each proposal?

Under Washington corporation law, our Articles of Incorporation and our bylaws, if a quorum exists, the approval of any corporate action taken at a shareholder meeting is based on votes cast. “Votes cast” means votes actually cast “For” or “Against” Proposals 1, 2, 4, 5 and 6 and votes actually cast for every “1 Year,” “2 Years” or “3 Years” for Proposal 3, whether by proxy or in person. Abstentions and broker non-votes (discussed previously) are not considered “votes cast.” Each outstanding share entitled to vote with respect to the subject matter of an issue submitted to a meeting of the shareholders shall be entitled to one vote per share.

Proposal 1.  As described in more detail below under “Election of Directors,” we have adopted majority voting procedures for the election of directors in uncontested elections. As this is an uncontested election, the director nominees will be elected if the votes cast “For” a nominee’s election exceed the votes cast “Against” the director nominee. There is no cumulative voting for the election of directors.

Proposal 2. For the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials, if the number of “For” votes exceeds the number of “Against” votes, then Proposal 2 will be approved.

Proposal 3. For the frequency of the advisory votes on executive compensation, the alternative receiving the greatest number of votes – every “1 Year,” every “2 Years” or every “3 Years”- will be the frequency that shareholders prefer.

Proposal 4. For the approval of the Zumiez 2023 Equity Incentive Plan, if the number of “For” votes exceed the number of “Against” votes, then Proposal 4 will be approved.

Proposal 5. For the approval of the Zumiez 2023 Employee Stock Purchase Plan, if the number of “For” votes exceed the number of “Against” votes, then Proposal 5 will be approved.

Proposal 6. For the ratification of the selection of our independent registered public accounting firm for fiscal 2023, if the number of “For” votes exceeds the number of “Against” votes, then Proposal 6 will be ratified.

If you abstain from voting on any of the proposals, or if a broker or bank indicates it does not have discretionary authority to vote on any particular proposal, the shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals as a vote cast with respect to the proposal in question. Furthermore, any abstention or broker non-vote (a broker non-vote is explained previously in “How are votes counted”) will have no effect on the proposals to be considered at the meeting since these actions do not represent votes cast by shareholders.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published on Form 8-K with the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting.

Director Qualifications

The board of directors believes that it is necessary for each of the Company’s directors to possess many qualities and skills and the composition of our board of directors has been designed to allow for expertise in differing skill sets. The governance and nominating committee is responsible for assisting the board in matters of board organization and composition and in establishing criteria for board membership. A detailed discussion of these criteria and how they are utilized is set forth below under “Membership Criteria for Board Members.” Also, the procedures for nominating directors are set forth below under “Director Nomination Procedures.”

Information as of the date of this proxy statement about each nominee for election this year and each other current director is included below under “Election of Directors.” The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, information is also presented below regarding each nominee’s and current director’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director.  We also believe that all of our director nominees and current directors have a reputation for integrity, honesty and adherence to high ethical standards.

Information about the number of shares of common stock beneficially owned by each director appears under the heading “Security Ownership of Certain Beneficial Owners and Management.” There are no family relationships among any of the directors and executive officers of the Company.

Board Leadership

We separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”) in recognition of the differences between the two roles. Our CEO, Richard M. Brooks, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while our Chairman, Thomas D. Campion, provides guidance to the CEO and input to the agenda for board meetings and presides over meetings of the full board of directors.  Because Mr. Campion is an employee of the Company and is therefore not “independent,” our board has appointed Travis D. Smith, as the Company’s lead independent director. The lead independent director has responsibility to:

•	call, lead and preside over meetings of the independent directors, which meet in private executive sessions at each board meeting;
•	call special meetings of the board of directors on an as-needed basis;
•	set the agenda for executive sessions of meetings of the independent directors;
•	facilitate discussions among the independent directors on key risks and issues and concerns outside of board meetings;
•	brief the Chairman and CEO on issues that arise in executive session meetings;
•	serve as a non-exclusive conduit to the Chairman and CEO of views, concerns and issues of the independent directors; and
•	collaborate with the Chairman and CEO on setting the agenda for board meetings.

Membership Criteria for Board Members

The governance and nominating committee of the board is responsible for establishing criteria for board membership. This criteria includes, but is not limited to, personal and professional ethics, training, commitment to fulfill the duties of the board of directors, commitment to understanding the Company’s business, commitment to engage in activities in the best interest of the Company, independence, industry knowledge and contacts, financial and accounting expertise, leadership qualities, public company board of director and committee experience and other relevant experience and qualifications. These criteria are referenced in the Company’s Corporate Governance Guidelines and in Exhibit A to the governance and nominating committee’s charter, both available at http://ir.zumiez.com under the “Governance” section.  The board also has the ability to review and add other criteria, from time to time, that it deems relevant. Specific weights are not assigned to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The criteria referenced above are used as guidelines to help evaluate the experience, qualifications, skills and diversity of current and potential board members. With respect to diversity, we broadly construe it to mean diversity of race, gender, age, sexual orientation, national origin, geographic orientation and ethnicity, as well as diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Risk Oversight

The board takes an active role, as a whole and also at the committee level, in helping the Company evaluate and plan for the material risks it faces, including operational, financial, legal, regulatory, strategic and reputational risks. The Company utilizes a risk management and oversight framework built upon eight key practices identified by the National Association of Corporate Directors (the “NACD”) for effective board oversight of risk, as follows:

•`	clarify the roles of the Board, Committees, and Management,
•	understand the Company’s risk profile,
•	define the Company’s risk appetite,
•	integrate strategy, risk, and performance discussions,
•	ensure transparent and dynamic risk reporting,
•	reinforce clear accountability for risk,
•	verify that the mitigation reduces risk exposure, and
•	assess risk culture.

The Company also believes that the ownership and the management of risk is best thought about through the Company’s cultural lens of empowerment and the related corollary principle of accountability.  In this way, a person who is primarily responsible for the execution of a task or function is also the person who is primarily responsible or accountable for all related aspects of that task or function, including the management of risk associated thereof.  In other words, management of risk is integrated into the Company’s business decision making process.  In addition, during the December board of directors meeting, the board and management discuss, evaluate and assess risk in connection with the Company’s five-year planning process.  In connection with this review, the key strategic and operational risks of the Company are reviewed and discussed.  These key strategic and operational risks are grouped by (1) the type of risk (external or internal in nature) and (2) the Company’s ability to control and respond to the risk.  The relative importance or priority of the risks are discussed as well as whether any corresponding risk mitigation measures have been identified and implemented.

For topics inherent to a particular board committee or otherwise set forth in a committee charter, that particular committee has primary responsibility for the topic with the full board having secondary accountability.  For example, the audit committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies and its oversight of cybersecurity risk. Regarding cybersecurity, the Audit Committee receives regular quarterly reports covering the Company’s program for managing information security risks, including data privacy and data protection risks. The Company also maintains cybersecurity insurance coverage. The compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The governance and nominating committee manages risks associated with corporate governance, including risks associated with the independence of the board and reviews risks associated with potential conflicts of interest affecting directors and executive officers of the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. In fulfilling its risk oversight responsibilities, the board particularly focuses on the Company’s long-term business strategies, including fostering and promoting social responsibility and incorporating social and sustainability risks into its overall strategic decision-making.  More information about the Company’s approach to the topic of social responsibility is set forth under the heading “Social Responsibility” on page 24.

Furthermore, at least annually, the board conducts an independent session where they outline the risks that they believe exist for the Company and the broader retail industry and compares these with the strategic and operational risks outlined by management in connection with the five-year planning process discussed above. Additionally, the board exercises its risk oversight function in approving the annual budget and quarterly re-forecasts and in reviewing the Company’s long-range strategic and financial plans with management.  The board’s role in risk oversight has not had any effect on the board’s leadership structure.

Director Compensation

The goal of our director compensation is to help attract, retain and reward our non-employee directors and align their interests with those of the shareholders. Our desired goal for total director compensation (cash and equity) is to be at the 50th percentile of comparable companies based on our compensation consultant’s competitive survey results.

The Company pays its non-employee directors an annual fee for their services as members of the board of directors. Each non-employee director receives an annual cash retainer of $70,000 and the lead independent director receives an additional $35,000. The audit committee chairperson receives an additional $25,400 per year, the compensation committee chairperson receives and additional $19,000 per year and the governance & nominating committee chairperson receives an additional $16,500. Directors appointed in an interim period receive pro-rata retainer fees based on the number of meetings they attend between annual shareholder meetings. The committee chairperson and the respective committee members are paid rates commensurate with the duties and responsibilities inherent within the position held.

Additionally, the Company issues restricted stock awards to its non-employee directors. The board believes such awards provide alignment with the interests of our shareholders. Directors appointed in an interim period receive pro-rata restricted stock awards based on the number of meetings they attend between annual shareholder meetings.

The Company reimburses all directors for reasonable expenses incurred to attend meetings of the board of directors. Non-employee directors may elect to have a portion, or all, of their annual retainer be used for the reimbursement of travel expenses in excess of those that the Company considers to be reasonable.

The following table discloses the cash paid and stock awards earned by each of the Company’s non-employee directors during the fiscal year ending January 28, 2023:

	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Name	($)	($)	($)
Travis D. Smith	105,000	90,000	195,000
Steven P. Louden	95,400	90,000	185,400
Scott A. Bailey	89,000	90,000	179,000
Liliana Gil Valletta	86,500	90,000	176,500
Carmen R. Bauza	70,000	90,000	160,000
James P. Murphy	70,000	90,000	160,000

(1)

This column represents the aggregate grant-date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions.   For assumptions used in determining these values, please see Note 2 (listed under Stock-Based Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2022 Form 10-K.

On June 1, 2022, the day of the annual shareholder meeting, the Company awarded 2,729 shares of restricted stock to each of the current directors with a grant-date fair value of $90,000. The stock awards will vest on the earlier of June 1, 2023 or at the end of the directors scheduled term, if applicable.

PROPOSAL 1

Election Of Directors

The Company currently has eight director positions. The directors are divided into three classes so that approximately one-third of the directors are elected each year for three-year terms.  The Company believes that a classified board promotes continuity of experience and an orderly succession of directors, which, in turn, increases the stability of the Company and encourages a long-term corporate perspective.  Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our bylaws. Three directors are nominees for election this year and each has consented to serve a three-year term ending in 2026. The remaining directors will continue to serve the terms set out below.

The nominees for director in an uncontested election, such as this one, will be elected if the votes cast in favor of a nominee’s election exceed the votes cast opposing such nominee’s election. Abstentions and broker non-votes are not considered “votes cast.” Likewise, a share otherwise present at the meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”

In a contested election, the directors shall be elected by a plurality of the votes cast. A “contested election” means an election of directors of the Company in which the number of nominees for any election of directors nominated by (i) the board of directors, or (ii) any shareholder pursuant to Article 1, Section 10 of the Company’s bylaws, or (iii) a combination of nominees by the board of directors and any shareholder pursuant to Article I, Section 10 of the Company’s bylaws, exceed the number of directors to be elected.

A nominee for director in an uncontested election who does not receive the requisite votes for election, but who was a director at the time of the election, shall continue to serve as a director for a term that shall terminate on the date that is the earlier of: (i) ninety (90) days from the date on which the voting results of the election are certified, (ii) the date on which an individual is selected by the board of directors to fill the office held by such director, which selection shall be deemed to constitute the filling of a vacancy by the board of directors, or (iii) the date the director resigns. Except in the foregoing sentence, a director who failed to receive a majority vote for election will not participate in the filling of his or her office. If none of the directors receive a majority vote in an uncontested election, then the incumbent directors (a) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (b) may in the interim fill one or more offices with the same director(s) who will continue in office until their successors are elected. If, for any reason, the directors shall not have been elected at any annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Company’s bylaws.

The following tables set forth information regarding our eight directors as of January 28, 2023.

Director Composition (as of 1/28/2023)

Name	Current Position with the Company
Thomas D. Campion	Co-founder and Chairman of the Board
Richard M. Brooks	Chief Executive Officer and Director
Scott A. Bailey	Director
Carmen R. Bauza	Director
Steven P. Louden	Director
James P. Murphy	Director
Travis D. Smith	Director
Liliana Gil Valletta	Director

Board Diversity Matrix (as of 1/28/2023)

	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity:
Number of directors based on gender identity	2	6	0	0
Number of directors who identify in any of the categories below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	2	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+(1)	0
Did Not Disclose Demographic Background	0

(1)	Someone who self-identified as lesbian, gay, bisexual, transgender, or a member of the queer community.

We invite and recommend all of our directors and the nominees for director to attend our annual meeting of shareholders.

Nominees for Election for Terms Expiring in 2026

Thomas D. Campion, 74, is one of our co-founders and has served on our board of directors since our inception in 1978. Mr. Campion has held various senior management positions during this time, including serving as our Chairman since June 2000. From November 1970 until August 1978, he held various management positions with JC Penney Company. Mr. Campion holds a B.A. in Political Science from Seattle University. He is the trustee of the Campion Foundation, a nonprofit organization focused on ensuring that biologically important ecosystems in Northwestern North America are preserved. The Foundation also works on homelessness issues in the Pacific Northwest. He is also a trustee of the Campion Advocacy Fund, a 501(c)(4) organization that was founded to support and strengthen efforts to end homelessness in the U.S. and protect wilderness in western North America through direct advocacy and political engagement.

Director Qualifications: Mr. Campion’s knowledge as a retailer and as the co-founder of the Company provides the board with invaluable insight into the Company’s business and its unique culture. Mr. Campion provides generational leadership, sales, marketing, merchandising and brand building experience and expertise. Mr. Campion’s particular knowledge and experience with Zumiez and its competition helps the Company formulate short and long-term strategies that have contributed to Zumiez differentiating itself in the specialty niche of lifestyle retailing. As one of the Company’s largest shareholders, Mr. Campion’s interests are aligned with other Zumiez shareholders’ interests to increase the long-term value of the Company.

Liliana Gil Valletta, 45, was appointed to our board in July 2019.  Ms. Gil Valletta is the co-founder and CEO of Cien+ (since 2010) and Culturintel (since 2018), both of which are based in New York City and have offices throughout the U.S. and Colombia. Cien+ and Culturintel, collectively provide business consulting, big-data analytics, and marketing solutions for companies to help successfully turn cultural trends into opportunities for business success. Previously, Ms. Gil Valletta held a variety of marketing and supply chain roles at Johnson & Johnson, including serving as Global Marketing Services Director overseeing global strategy and agency contracting for the U.S. and EMEA regions. Ms. Gil Valletta also presently serves as an Operating Executive Board Member of AUA Private Equity Partners, a private equity firm that focuses on family-owned businesses benefiting from the growth of the U.S. Hispanic population. Additionally, Ms. Gil Valletta serves on the Board of Directors of RCN TV, a TV network based in Columbia. She also serves on the board of the YMCA of the USA and the Hispanic Chamber Fund. Ms. Gil Valletta earned a M.B.A. from the University of Colorado at Colorado Springs, an executive degree in Global Leadership and Public Policy from The Harvard Kennedy School at Harvard University and a B.A. in Business Administration from Southwestern Adventist University.

Director Qualifications: Ms. Gil Valletta’s extensive experience in marketing and understanding and connecting with consumers from a cultural perspective provides unique insight to the Company’s board of directors.  Her insights and perspective in this area are valuable to the Company in helping it understand its diverse customer base.  She also brings experience in operating an international business.

Carmen R. Bauza, 61, was appointed to our board in May 2022.  Ms. Bauza currently serves as a member of the board of directors of Destination XL Group, Inc., where she serves on the Nominating and Corporate Governance Committee and the Cybersecurity and Data Privacy Committee. She also is a member of the board of managers of Claire’s Holdings LLC, where she serves on the Nominating and ESG Committee. Ms. Bauza also serves as a member of the board of directors of OneWater Marine Inc. Previously Ms. Bauza served as the Chief Merchandising Officer at Fanatics, Inc. from January 2019 until April 2021. Prior to that, she was the Chief Merchandising Officer at HSN from November 2016 until December 2017 and the Senior Vice President, General Merchandise Manager Consumables, Health and Wellness at Walmart from June 2007 to October 2016. She previously held roles at Bath & Body Works, Five Below and The Walt Disney Company. Ms. Bauza currently serves as a member of the board of trustees at Seton Hill University and as an Advisor to RoundTable Healthcare Partners.  She previously served as a Director of Walmart of Mexico, the National Association of Chain Drug Stores, the Network of Executive Women and the Literacy Council of Benton County. Ms. Bauza holds a BS in Fashion Merchandising and Business from Seton Hill University.

Director Qualifications: Ms. Bauza’s extensive experience in retail, merchandising and leadership make her a valuable member of our board of directors.

The Board Of Directors Recommends A Vote For the Election of Each Nominee Previously Named

Continuing Directors Whose Terms Expire in 2024

Richard M. Brooks, 63, has served as our CEO since June 2000. From August 1993 through June 2000, he served as a Vice President and our Chief Financial Officer. From November 1989 until February 1992, Mr. Brooks was with Interchecks, Inc., a subsidiary of Bowater PLC, as a finance officer. Mr. Brooks was with Deloitte, Haskins & Sells, currently known as Deloitte LLP, from July 1982 to March 1989. Mr. Brooks holds a B.A. in Business from the University of Puget Sound. Mr. Brooks serves on the Board of Directors of Stance, Inc. and is a trustee of the Brooks Foundation, a non-profit organization.

Director Qualifications: Mr. Brooks’ day to day leadership as our CEO provides him with detailed knowledge of our business and operations. Mr. Brooks provides generational leadership, sales, marketing, merchandising and brand building experience and expertise. Mr. Brooks has demonstrated a record of innovation, achievement and leadership.  This experience provides the board with a unique perspective into the operations and vision of Zumiez.  Mr. Brooks’ particular knowledge and experience with Zumiez and its competition helps the Company formulate short and long-term strategies that have helped Zumiez differentiate itself in the specialty niche of lifestyle retailing. As one of the Company’s largest shareholders, Mr. Brooks’ interest is aligned with other Zumiez shareholders’ interests to increase the long-term value of the Company.

Steven P. Louden, age 51, is currently the Chief Financial Officer of Roku, Inc., where he has served in this role since June 2015. From May 2009 to June 2015, Mr. Louden served in various capacities at Expedia, Inc., an Internet travel company, including as its Vice President, Corporate Finance and most recently serving as its Treasurer. Prior to joining Expedia, Mr. Louden has also previously held finance, strategy and planning roles at Washington Mutual, Inc., McKinsey & Company and the Walt Disney Company, and began his career as a financial analyst with Merrill Lynch and Co., Inc. Mr. Louden holds a B.A. in Economics and Mathematics from Claremont McKenna College and an M.B.A. from Harvard Business School.

Director Qualifications: Mr. Louden brings financial expertise to the Company’s board of directors as well as leadership strategic development experience and experience with digital and media streaming businesses.

James P. Murphy, 70, was appointed to our board in January 2021 and served as the EVP, COO of Costco Wholesale’s International Division until his retirement in December 2022. Mr. Murphy had been responsible for directing the expansion and operations of Costco’s businesses outside of North America since 2004 and was a member of Costco’s executive committee. Prior to Costco he held a variety of leadership roles including SVP - International, SVP - Europe, SVP - Northeast Region and VP Operations - Northern California. Prior to joining Costco in 1987 he worked for Lucky Stores in a variety of operational roles beginning in 1971. Mr. Murphy has served and continues to serve on a variety of non-profit boards including the University of Portland Board of Regents and the College Success Foundation, where he serves as Vice-Chair. Mr. Murphy earned a M.B.A. from the University of Portland and a B.S. in Business Administration from the University of Southern California.

Director Qualifications: Mr. Murphy’s background as an executive leader with a leading global retailer brings relevant leadership and retail experience to Zumiez.  His deep experience in international retail operations around the globe provides Zumiez with insight into international operations and strategies as Zumiez continues to grow its operations around the world.

Continuing Directors Whose Terms Expire in 2025

Travis D. Smith, 50, was appointed to our board of directors in August 2012. Mr. Smith has been the Chief Executive Officer of Electronic Auction Services, Inc, a division of Health Trust, a leading group purchasing organization and supply chain performance company for healthcare, since April 2016. He also serves on their Board of Directors. Prior to his employment with Electronic Auction Services, Inc., he was the CEO and President of Jo-Ann Fabric and Craft stores from August 2011 until August 2014.  Mr. Smith began his career with Jo-Ann in 2006 serving as the Executive Vice President, Merchandising and Marketing. In February 2009, Mr. Smith was named Chief Operating Officer and added the duties of President in February 2010, then Chief Executive Officer in August 2011. Prior to his employment with Jo-Ann, Mr. Smith held merchandising and marketing positions of increasing responsibility with Fred Meyer Stores, a division of the Kroger Company, ultimately serving as Senior Vice President, General Merchandise. Mr. Smith has also served on the Board of Directors of Pendleton Woolen Mills since February of 2016.  Mr. Smith is a graduate of the University of Notre Dame with a Bachelor’s Degree in Business Marketing and Communications.

Director Qualifications: Mr. Smith’s background in retailing and in particular merchandising, marketing and leadership roles adds important and relevant experience to the Company’s board of directors.  Mr. Smith also brings experience in brand building, retail brick and mortar and direct to customer operations.

Scott A. Bailey, 59, was appointed to our board in February 2016.  Mr. Bailey is CEO of Path Projects, a running apparel company that he founded in 2017 that sells shorts, shirts, hats and base layers designed for runners directly to consumers.  From 2002 to 2015 Mr. Bailey was the CEO and co-founder of One Distribution Company, a leading skate-inspired apparel and footwear company whose brands included KR3W Denim and SUPRA Footwear.  KR3W is a lifestyle brand born out of the skateboard culture on the streets of Southern California in 2003 and is known for its denim apparel and SUPRA was launched in 2006 as a premium footwear brand known for its premium high top sneakers.  Prior to One Distribution, Mr. Bailey was the co-founder of Split Inc., a youth culture men’s and women’s apparel brand founded in the early 1990s. Mr. Bailey is also a general partner in Overlook Point LLC, a residential and commercial land development company established in 2022.

Director Qualifications: Mr. Bailey brings a unique brand and vendor perspective to the Company’s board of directors. He has had over a 25 year career as a co-founder and CEO of influential brands in the apparel and footwear space and his experience in growing and building brands both domestically and internationally will be beneficial to the board of directors in an ever changing consumer environment. Also, his understanding of the youth lifestyle customer is also very valuable to the Company.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

As required under Nasdaq listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing rules, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director or any of his or her family members and the Company, our senior management and our independent auditors, our board of directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing rules, except for our Chairman, Mr. Campion, and CEO, Mr. Brooks.

As required under applicable Nasdaq listing rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our board of directors are comprised of directors determined by the board to be independent within the meaning of the applicable Nasdaq listing rules.

Director Tenure; No Term Limits

The Board currently believes it is not necessary to institute term limits for Directors.  Directors who serve on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with, and understanding of, the Company and its history, policies and objectives.  The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve and adopt new viewpoints through its evaluation and nomination process and procedures.

Other Company Board and Committee Service

The Company values the experience directors bring from other boards on which they serve, but recognizes that those boards may also present demands on a director’s time and availability and may present conflicts or legal issues.  Directors are required to advise the Chair of the Governance and Nominating Committee and the CEO before accepting membership on other boards of directors, membership on the audit committee of the other boards in particular, or other significant commitments involving affiliation with other businesses or governmental units.

Accordingly, no director may serve on over four public company boards (including the Company's Board) and no member of the Audit Committee may serve on over three public company audit committees (including the Company's Audit Committee) unless the Audit Committee member is a retired CPA, CFO, Controller or has similar experience, in which case the limit shall be four committees, taking time and availability into consideration including a review of the Audit Committee Member’s attendance at all board and committee meetings.  In addition, directors who serve as CEOs or in equivalent positions generally should not serve on over two public company boards (including the Company's Board) besides their employer's board. Furthermore, directors who serve as an executive chair of any public company should not serve on over three public company boards (including the Company’s Board).

Certain Relationships and Related Transactions

The Company committed charitable contributions to the Zumiez Foundation of $0.9 million in fiscal 2022 and $1.6 million in the fiscal year ending January 29, 2022 (“fiscal 2021”). Our Chairman, Thomas D. Campion, is the Chairman of the Zumiez Foundation.

Policy and Procedures with Respect to Related Person Transactions

The Company recognizes that Related Person Transactions (defined as transactions, arrangements or relationships in which the Company was, is or will be a participant and the amount involved exceeds $10,000, and in which any Related Person (defined below) had, has or will have a direct or indirect interest) may raise questions among shareholders as to whether those transactions are consistent with the best interests of the Company and its shareholders. It is the Company’s written policy to enter into or ratify Related Person Transactions only when the board of directors, acting through the audit committee of the board of directors, determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. A summary of the Company’s policies and procedures with respect to review and approval of Related Person Transactions are set forth below.

“Related Persons” are defined as follows:

•	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;
•	any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;
•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Directors and executive officers are required to submit to the audit committee a list of immediate family members and a description of any current or proposed Related Person Transactions on an annual basis and provide updates during the year.

In its review of any Related Person Transactions, the audit committee shall consider all of the relevant facts and circumstances available to the audit committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The audit committee shall approve or ratify only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders as the audit committee determines in good faith. The audit committee shall convey the decision to the CEO, Chief Legal Officer or the Chief Financial Officer, who shall convey the decision to the appropriate persons within the Company.

Policy on Insider Trading

In general, employees of the Company and its directors are subject to a separate insider trading policy that prohibits them from buying, selling or transferring (including the making of gifts) the Company’s securities except during pre-determined window periods, which generally commences one full business day after the public announcement of the Company’s quarterly or annual earnings and ending on the day four weeks thereafter, except for the December window period which only lasts for two weeks.

Except as otherwise provided in the Company’s insider trading policy, employees and directors are prohibited from buying, selling or transferring (including the making of gifts) the Company’s securities, even within the window period, if they are aware of any material non- public information. Material information is information that might affect the Company’s stock price or otherwise be of significance to an investor who is determining whether to purchase, sell or hold the Company’s securities.

Policy on Derivative Securities and Hedging Activities

The Company maintains a policy related to derivative securities and hedging activities as these securities and activities may put the personal interests and objectives in conflict with the best interests of the Company and its shareholders. Absent the prior written consent of the CFO or the Chief Legal Officer, individuals who are subject to this policy (including immediate family members), may not purchase, sell and trade-in options, warrants, puts and calls, or similar instruments or engage in derivative securities involving or relating to the Company’s securities.  In addition, without the prior written consent of the CFO or the Chief Legal Officer, hedging or monetization transactions such as zero-cost collars and forward sale contracts that allow a person to lock in a portion of the value of his or her shares, often in exchange for all or part of the potential for upside appreciation in the shares, are prohibited.

Anti-Pledging Policy

Our insider trading policy prohibits individuals who are subject to the policy (including immediate family members) from holding the Company’s securities in a margin account or pledging Company securities as collateral for a loan.

Information Regarding the Board of Directors and its Committees

Our board has established an audit committee, compensation committee and governance and nominating committee. The board has adopted a written charter for each committee. The charters of these three committees are posted on the Company’s website and can be accessed free of charge at http://ir.zumiez.com and are available in print to any shareholder who requests them. The composition of our board committees complies with the applicable rules of the SEC and Nasdaq. The board has determined that Steven P. Louden is an audit committee financial expert as defined in the rules of the SEC. The following table displays the composition of our board of director committee assignments as of January 28, 2023:

	Audit Committee	Governance & Nominating Committee	Compensation Committee

Travis D. Smith

Steven P. Louden

Carmen R. Bauza

Scott A. Bailey
Liliana Gil Valletta

James P. Murphy

Chairperson	Member	Lead Independent Director	Audit Committee Financial Expert

Audit Committee

As more fully described in its charter, our audit committee has responsibility for, among other things:

•	the sole authority to appoint, determine the funding for and oversee the independent registered public accounting firm;
•	assisting our board in monitoring the integrity of our financial statements and other SEC filings;
•

discussing with our management and our independent registered public accounting firm significant financial reporting issues and judgments and any major issues as to the adequacy of our internal controls;

•	reviewing our annual and quarterly financial statements prior to their filing with the SEC and prior to the release of our results of operations;
•

reviewing the independence, performance and qualifications of our independent registered public accounting firm and presenting its conclusions to our board and approving, subject to permitted exceptions, any non-audit services proposed to be performed by the independent registered public accounting firm;

•

reviewing and discussing with management the Company’s major operational, legal and regulatory risks, including data security and privacy and the Company’s policies and procedures to identify and manage cybersecurity risks;

•	reviewing and approving any changes to the Company’s insider trading compliance program and procedures;
•	oversight of the performance of the Company’s internal audit function; and
•	reviewing its charter at least annually for appropriate revisions.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Governance and Nominating Committee

As more fully described in its charter, our governance and nominating committee has the responsibility for, among other things:

•	recommending persons to be selected by the board as nominees for election as directors and as chief executive officer;
•	assessing our directors’ and our board’s performance;
•	making recommendations to the board regarding membership and the appointment of chairpersons of the board’s committees;
•	recommending director compensation and benefits policies;
•	reviewing its charter at least annually for appropriate revisions; and
•	recommending to the board other actions related to corporate governance principles and policies.

Compensation Committee

As more fully described in its charter, our compensation committee has responsibility for, among other things:

•

establishing the Company’s philosophy, policies and strategy relative to executive compensation, including the mix of base salary, short-term and long-term incentive and equity based compensation within the context of the stated policies and philosophy including management development and succession planning practices and strategies;

•

reviewing corporate goals and objectives relevant to compensation of our CEO and other senior executives including review and approval of performance measures and targets for all executive officers participating in the annual executive non-equity incentive bonus plan and certify achievement of performance goals after the annual measurement period to permit bonus payouts under the plan;

•

determining and approving our CEO’s compensation and making recommendations to the board with respect to compensation of other executive employees, including any special discretionary compensation and benefits;

•	administering our incentive compensation plans and equity based plans and making recommendations to the board with respect to those plans;
•	making recommendations to our board with respect to the compensation of directors;
•	the sole authority to appoint, determine the funding for and oversee the independent compensation consultant; and
•	reviewing its charter at least annually for appropriate revisions.

Succession Planning

Our CEO and board of directors review at least annually the succession plan of our CEO and each of our named executive officers (“NEO” or “NEOs”). The board of directors conducts an annual review of, and provides approval for, our management development and succession planning practices and strategies.

Our CEO provides an annual report to the board of directors assessing senior management and their potential successors. As part of this process, contingency plans are presented in the event of our CEO’s termination of employment for any reason (including death or disability). The report to the board of directors also contains the CEO’s recommendation as to his successor.  The full board of directors has the primary responsibility to develop succession plans for the CEO position.

Meetings of the Board of Directors and Board and Committee Member Attendance

In fiscal 2022, our board of directors met seven times, the governance and nominating committee met four times, the audit committee met four times and the compensation committee met two times.  The board of directors and the committees acted by unanimous written consent when required during the last fiscal year.  All of our directors attended more than 75% of the eligible board and committee meetings. The Company has a formal policy pursuant to which members of the board of directors are expected to attend annual shareholder meetings absent unusual circumstances that make attendance impracticable.

Shareholder Communications with the Board of Directors; Shareholder Engagement

The Company has a process by which shareholders may communicate directly with directors, including non-employee directors, by mailing such communication to the board of directors in care of the Company’s Secretary, at the Company’s headquarters in Lynnwood, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. All such communications will be forwarded to the intended director(s) without editing or screening. If these foregoing procedures are modified, then updated procedures will be posted on the Company’s corporate website.

The Company maintains an active dialogue with shareholders to ensure a diversity of perspectives are thoughtfully considered.  The Board believes that the responsibility lies with management for communications and relationships on behalf of the Company with institutional investors, the media, and customers.  Therefore, the Board may participate occasionally in such interaction, but will generally do so only at the request of or with the prior knowledge of management.  It has been the Company’s practice for the Lead Independent Director to periodically accompany management to meetings with the Company’s institutional investors.

Code of Conduct and Ethics

Our board has adopted a code of conduct and ethics applicable to our directors, executive officers, including our chief financial officer and other of our senior financial officers, and employees in accordance with applicable rules and regulations of the SEC and Nasdaq. The code of conduct is available at http://ir.zumiez.com under the “Governance” section.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines that provide an overview of the governance structure maintained at the Company and policies related thereto. The guidelines are available at http://ir.zumiez.com under the “Governance” section.

Executive Compensation Recovery Policy

The Company maintains an executive compensation recovery policy. Pursuant to this policy, the Company may recover incentive income that was based on the achievement of quantitative performance targets if the executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes all incentive income and compensation that the compensation committee considers to be appropriate based upon the circumstance.

The compensation committee has the sole discretion to administer this policy and take actions under it, including soliciting recommendations from the audit committee and the full board of directors and retaining outside advisors to assist in making its determinations. The actions taken by the compensation committee are independent of any action imposed by law enforcement agencies, regulators or other authorities.

Director Nomination Procedures

The nominations to the board of directors were completed by the governance and nominating committee. The governance and nominating committee has established board membership criteria (discussed above, under the section entitled “Membership Criteria for Board Members”) and the procedures for selecting new directors.

Nominations to the board of directors are completed using procedures in accordance with the charter of the governance and nominating committee including the director qualifications, criteria and skills as outlined in such charter. These procedures include:

•

Initial review of potential director candidates by the committee as submitted by the independent directors of the board based on our established criteria for board membership including (without limitation) experience, skill set, diversity and the ability to act effectively on behalf of the shareholders and such other criteria as the committee may deem relevant from time to time.

•

Each director candidate was put forth for consideration as a director candidate independently by our independent directors based on their knowledge of the candidates. None of our independent directors had a relationship with any candidates that would impair his or her independence. Each candidate’s biography was reviewed by each member of the committee with the intention that each candidate would bring a unique perspective to benefit our shareholders and management.

•

Interviews of director candidates were conducted by members of the committee and senior management. These interviews confirmed the committee’s initial conclusion that candidates met the qualifications, criteria and skills to serve as a director of the Company.

•	Reference checks were conducted if further checks were required based on the level of knowledge about the candidate by members of the committee.
•	Background checks were conducted, including criminal, credit and bankruptcy, SEC violations and/or sanctions, work history and education.
•

Independence questionnaires were completed by candidates and then reviewed by the Company, the committee and the Company’s legal counsel to ensure candidates meet the requirements to be an independent director for the board, audit committee, compensation committee and the governance and nominating committee. The review also ensures the candidates positions do not conflict in any material way with Company business.

•

Conclusion to nominate a candidate is based on all of the procedures reviewed previously and the information attached. It is ensured through these procedures that the candidate appears to be well qualified to serve on the Company’s board of directors and its committees and appears to meet Nasdaq and SEC requirements to be able to serve as an independent director and as a member of the audit committee and any other committee the board may assign to such director.

The governance and nominating committee of the board will consider qualified nominees recommended by shareholders who may submit recommendations to the governance and nominating committee in care of our Chairman of the Board and Secretary at the following address:

Board of Directors and Chairman of the Board

c/o Secretary

Zumiez Inc.

4001 204th Street SW

Lynnwood, Washington 98036

Nominees for director who are recommended by our shareholders will be evaluated in the same manner as any other nominee for director. Shareholder recommendations for director should include the following information:

•	the name, age, residence, personal address and business address of the shareholder who intends to make the nomination and of the person(s) to be nominated;
•

the principal occupation or employment, the name, type of business and address of the organization in which such employment is carried on of each proposed nominee and of the shareholder who intends to make the nomination;

•	a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding;
•	a description of all arrangements or understandings between the shareholder and the recommended nominee;

•

such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and

•	the consent of the recommended nominee to serve as a director of the Company if so elected.

The governance and nominating committee may require that the proposed nominee furnish the committee with other information as it may reasonably request to assist it in determining the eligibility of the proposed nominee to serve as a director.

To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a proposing shareholder notify the Company and provide the information set forth previously, no later than 120 days prior to the corresponding date on which the Company’s annual proxy statement is mailed in connection with the most recent annual meeting.

General Director Nomination Right of All Shareholders

Any shareholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in Article I, Section 10 of the Company’s bylaws. Specifically, these provisions require that written notice of a shareholder’s intent to make a nomination for the election of directors be received by the Secretary not fewer than 120 days and not more than 150 days prior to the anniversary date of the prior year’s annual meeting of shareholders.

The Secretary will send a copy of the Company’s bylaws to any interested shareholder who requests them.

SOCIAL RESPONSIBILITY

Background

Social Responsibility is, and has always been, a topic of great importance to the Company.  The Company has strived to facilitate and connect empowered youth across their communities and to support them in their pursuits and passions as they strive to make a positive impact in their communities.  The Company’s Social Responsibility efforts have also included its support of the Zumiez Foundation.  The Zumiez Foundation is a separate nonprofit organization that focuses on purchasing clothing and other related items to distribute to people in need in communities served by our retail stores, specifically during cold weather months.  The Zumiez Foundation has donated over $12.2 million in clothing and other related items to a broad range of nonprofit organizations since 2007.  These donations, on an annual basis, have helped support over 75,000 people via 280 agencies in 50 states. The Zumiez Foundation also seeks to teach Zumiez employees about the value of giving back and inspiring them to get involved in their communities.  In this regard, since 2008 the Zumiez Foundation has recognized 78 of the Company’s employees for their outstanding commitment to giving back to their respective communities with donations to their chosen cause ranging from $1,000 to $2,500 each. For more information about the charitable contributions made by the Company to the Zumiez Foundation, please see the information above in the Corporate Governance section under the heading “Certain Relationships and Related Transactions.”

The Company believes its customers and employees increasingly care about social causes and the Company expects this trend to accelerate with subsequent generations because of the power of social media and the condition of the modern world.  The Company believes consumers will continue to choose to do business with companies that are good corporate citizens and responsible members of their local and global communities.  Shareholders’ expectations are also rising as they seek to understand how responsible social practices impact long-term value.  Accordingly, the Company intends to continue to pursue Social Responsibility initiatives that are aligned with its culture and brand and where it can make a positive impact for its key stakeholders.

Since fiscal 2018, the Company has worked to develop a shared understanding within its organization of what Social Responsibility encompasses and why it should be pursued.  While Social Responsibility is not new to the Company, what is new, however, is how the Company can become more intentional and transparent about Social Responsibility and how it can amplify the impact it is able to make.  The following sections are intended to provide an update on how the Company views Social Responsibility from a framework, guiding principles and stakeholder perspective and to summarize the areas of focus that the Company has selected.

Social Responsibility—Framework

The Company believes that Social Responsibility should be an integration of measures that benefit society and that benefit the Company’s business.  From a benefit to society perspective, the Company has referenced the United Nations Sustainable Development Goals (the “UN SDGs”).   The UN SDGs are a blueprint to achieve a better and more sustainable future for all and address the global challenges society faces, including those related to poverty, inequality, climate change, environmental degradation, peace and justice.  There are 17 UN SDGs and they are all interconnected.  For more information about the UN SDGs, please refer to the information found at the United Nation’s website at:  https://www.un.org/sustainabledevelopment/sustainable-development-goals/.

The Company’s view is that if it selected areas of focus that primarily benefit society but not its business then this would be more akin to corporate philanthropy.  Likewise, areas of focus that primarily benefit its business rather than society could be viewed as mere corporate marketing or propaganda.  Accordingly, the Company believes that to best achieve or optimize Social Responsibility, there should be a partnering philosophy and its selected areas of focus should have the ability to provide a high impact to both society and its business.

In addition to an impact framework, the Company also views Social Responsibility through a stakeholder framework, in that its actions can have an impact on a multitude of stakeholders.  While all of the Company’s stakeholders are important, the Company is especially attuned to its customers, its employees and its shareholders.

Social Responsibility—Guiding Principles

As part of Social Responsibility, the Company developed guiding principles to help it select areas of focus.  A summary of these guiding principles are set forth below:

•	Alignment with Culture and Brand. Social Responsibility must be aligned with the Company’s culture, its brand and be integrated in its overall strategic priorities.
•	Authentic. Social Responsibility measures must be “authentic” to Zumiez. In other words, it must be consistent with the Company’s values as an organization and its brand positioning.
•

Ability to Impact.  Consistent with the impact framework discussed above, Social Responsibility areas of focus should be things that the Company believes it can make a measurable or meaningful impact over time.

•

Balance of Stakeholder Interests.  With respect to the Company’s stakeholders, especially key stakeholders, there is a balance of interests.  Specifically, this means that with respect to key stakeholders no one is disadvantaged in the short-run and, in the long-run, key stakeholders will benefit.  By way of example.  For customers, the Company will not take actions that are not in their interests or that are inconsistent with the Company’s brand position.  For employees, the Company will not take actions inconsistent with its cultural values.  For the Company’s shareholders this means that their short term and long-term financial expectations will not be compromised.

•	Transparency. The Company will share and disclose its Social Responsibility efforts and hold itself accountable to the selected measures and goals.

Social Responsibility—Areas of Focus

Utilizing the framework and guiding principles discussed above, the Company has selected several areas of focus for its Social Responsibility efforts.  These areas of focus are briefly summarized below.  It is important to note that while the Company believes it has already been historically involved in these areas, there is more progress that can be made.  Also, the Zumiez Foundation plans to continue its mission of distributing clothing to people in need and the topic of homelessness, but has a goal to further expand its reach to more communities.

•

Environmental Impact.  The Company will seek to minimize its impact on the environment by reducing the waste it produces in connection with the manufacture, distribution, sale and delivery of products to its customers.  This includes both products that we manufacture, third party branded merchandise and an analysis of products at the end of their life cycle.  The Company will do this in part by seeking to produce products in more sustainable ways by evaluating the materials and processes that are involved in the manufacturing of its products.  The Company will also seek to implement more environmentally friendly ways to operate its stores, distribution centers and its home office.

•

Actionism.  The Company will endeavor to inspire its employees and customers to be more locally involved and engaged in their passions and causes.  The key goal is about inspiring individual action versus just talk or rhetoric and working to leverage partnerships targeting specific causes so as to engage our employees and customers.  An example of this would be the Company’s work with Rock the Vote, Voto Latino and Amplifier in its “Stand Up” campaign to register people to vote.

•

Inclusion & Equity.  The Company believes it should be a place where people have a voice, will be heard, and have bias-free opportunities.  Accordingly, its work place should be built upon the foundation of inclusion and equity where its people are diverse in their backgrounds, communities the Company serves, and points of view, yet all share the same core cultural values of working hard, giving back and empowering others.  In this regard the Company aims to be an inclusive reflection of its customers, employees, and business partners.  Pay equity—employees being paid equally for equal work, without regard for race or gender, is a base line component of this area of focus.

•

Growth and Development.  The Company believes that one of its competitive advantages is the growth mindset of its employees which is supported and amplified by the Company’s teaching and learning practices.  Building upon these practices the Company wants to strengthen its training initiatives and platforms to connect its employees to a broader depth of development opportunities and to expand this further by sharing the Company’s teaching and learning practices with communities in which we operate.

Social Responsibility—Ongoing Approach

Teams within the Company have developed specific programs and goals underlying each of the areas of focus described above. This work is ongoing throughout the fiscal year and selected programs and goals are integrated into the Company’s operating plan for each year. Part of the approach to Social Responsibility is the Company’s recognition of it as an important organizational strategy and to thus endeavor to further instill a Social Responsibility mindset through the organization.

The Company will disclose updates about its Social Responsibility efforts, including its areas of focus, the specific programs and goals underlying these areas of focus and the progress made on a regular basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 22, 2023 by: (i) each of our directors; (ii) each of our NEOs; (iii) all of our named executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% percent of our common stock. The table is based upon information supplied by our officers, directors and principal shareholders and a review of Schedule 13G reports filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on shares outstanding on March 22, 2023, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 21, 2023, which is 60 days after March 22, 2023. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, the address for each person that holds 5% or more of our common stock is c/o Zumiez Inc., 4001 204th Street SW, Lynnwood, Washington 98036.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Richard M. Brooks (1)	2,573,024	13.0%
Thomas D. Campion (2)	1,012,462	5.1%
Troy R. Brown (3)	193,232	1.0%
Christopher C. Work (4)	89,328	0.5%
Adam C. Ellis (5)	38,703	0.2%
Chris K. Visser (6)	31,245	0.2%
Travis D. Smith (7)	24,069	0.1%
Liliana Gil Valletta (8)	8,030	0.0%
Scott A. Bailey (9)	7,816	0.0%
Steven P. Louden (10)	7,816	0.0%
James P. Murphy (11)	5,712	0.0%
Carmen R. Bauza (12)	3,386	0.0%
All Named Executive Officers and Directors as a group (12 persons)	3,994,823	20.2%
Black Rock, Inc. (13)	2,742,080	14.1%
Dimensional Fund Advisors LP (14)	1,637,602	8.4%
Thrivent Financial for Lutherans (15)	1,575,486	8.1%
Massachusetts Financial Services (16)	1,443,769	7.4%
The Vanguard Group (17)	1,422,991	7.3%

(1)	Mr. Brooks is our CEO and a Director.
(2)	Includes shares of common stock held by grantor retained annuity trusts for which Thomas D. Campion is trustee. Mr. Campion is our Chairman of the Board.
(3)	Consists of 70,588 shares of stock held by Mr. Brown, of which 19,251 shares are restricted, and 122,644 vested stock options. Mr. Brown was our President North America through March 20, 2023.
(4)	Consists of 61,530 shares of stock held by Mr. Work, of which 18,057 shares are restricted, and 27,798 vested stock options. Mr. Work is our Chief Financial Officer.
(5)	Consists of 24,393 shares of stock held by Mr. Ellis of which 0 shares are restricted and 14,310 vested stock options. Mr. Ellis is our President International.

(6)	Consists of 19,363 shares of stock held by Mr. Visser, of which 12,043 shares are restricted, and 11,882 vested stock options. Mr. Visser is our Chief Legal Officer and Secretary.
(7)	Consists of 24,069 shares of stock held by Mr. Smith, of which 2,729 shares are restricted. Mr. Smith is one of our directors.
(8)	Consists of 8,030 shares of stock held by Ms. Gil Valletta, of which 2,729 shares are restricted. Ms. Gil Valletta is one of our directors.
(9)	Consists of 7,816 shares of stock held by Mr. Bailey, of which 2,729 are restricted. Mr. Bailey is one of our directors.
(10)	Consists of 7,816 shares of stock held by Mr. Louden, of which 2,729 are restricted. Mr. Louden is one of our directors.
(11)	Consists of 5,712 shares of stock held by Mr. Murphy, of which 2,729 are restricted. Mr. Murphy is one of our directors.
(12)	Consists of 3,386 shares of stock held by Ms. Bauza, of which 2,729 are restricted. Ms. Bauza is one of our directors.
(13)	This information is based solely on a Schedule 13G filed January 24, 2023 by BlackRock, Inc. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(14)

This information is based solely on a Schedule 13G filed February 10, 2023 by Dimensional Fund Advisors LP.  The business address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(15)

This information is based solely on a Schedule 13G filed February 7, 2023 by Thrivent Financial for Lutherans.  The business address of Thrivent Financial for Lutherans is 901 Marquette Avenue, Suite 2500, Minneapolis, MN 55402.

(16)

This information is based solely on a Schedule 13G filed February 8, 2023 by Massachusetts Financial Services Company.  The business address of Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, MA 02199.

(17)	This information is based solely on a Schedule 13G filed February 9, 2023 by The Vanguard Group. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2022, all applicable Section 16(a) filing requirements were met and that all such filings were timely.

Executive Officers

As of the end of fiscal 2022 the names, ages and positions of the current non-director executive officers of the Company are listed below, along with their respective business experience. No family relationships exist among any of the directors or executive officers of the Company.

Troy R. Brown, 60, who will be retiring from the Company, has served as our President North America from March 8, 2017 through March 20, 2023. Prior to that time he served as the Executive Vice President of Ecommerce and Omni-Channel since August 2012. From October 2008 through July 2012, he served as the Senior Vice President of Ecommerce. From February 2007 through August 2008, Mr. Brown was with Tommy Bahama as the Director of Ecommerce. From March 2005 until September 2006, he was with Expedia, where he served as General Manager (“GM”) of Vacation Packages. From August 1994 until March 2005, Mr. Brown was with Eddie Bauer in various management positions including Vice President of Ecommerce. Prior to August 1994, he was employed by Nautica Inc., and ZCMI, where he held various management positions. Mr. Brown has more than 35 years of experience in the retail, wholesale and Ecommerce industries. Mr. Brown also serves on the Board of Directors of 5.11 Tactical.

Chris K. Visser, 52, serves as our Chief Legal Officer and Secretary.  Mr. Visser oversees all legal affairs and corporate services operations of the Company.  Mr. Visser was appointed General Counsel and Secretary in October 2012 and Executive Vice President in May 2014 before being appointed Chief Legal Officer in May 2017.  From 2001 until October 2012, Mr. Visser was with K&L Gates LLP where he has been a partner in the corporate, securities, and mergers and acquisitions practice group.  Mr. Visser also worked as a process engineer with Vista Chemical Company prior to earning his law degree.  Mr. Visser holds a Bachelor of Science degree in Chemical Engineering from the University of Washington. Mr. Visser also obtained an M.B.A, with a Concentration in Finance, from the University of Houston and a J.D. from the University of Houston Law Center where he graduated with academic honors and served as an editor on the Houston Law Review.

Christopher C. Work, 44, has served as Chief Financial Officer since August 2012. Mr. Work has been employed with the Company since October 2007, where he last served as Vice President, Controller. From September 2002 to October 2007, Mr. Work was an employee of Ernst & Young LLP, obtaining the level of Manager. Mr. Work received a Master of Professional Accounting from the University of Washington and a B.A. in Accountancy from Western Washington University. Mr. Work is a Certified Public Accountant in the State of Washington.

Adam C. Ellis, 48, was appointed to the position President International effective as of March 8, 2017 and has responsibility for the sales and operational profitability of the Company’s operations outside of North America, including the operations of Blue Tomato and Fast Times.  Mr. Ellis has also been the Managing Director of Blue Tomato since February 2017.  Mr. Ellis previously served as the Company’s Senior Vice President of Global Retail and Business Development since March 2014.  From March 2012 through March 2014, he served as the Vice President of Real Estate and Global and before that he served in various roles within the Company’s Real Estate department since July 2005 when he joined the Company. Mr. Ellis obtained a M.B.A from the Kellogg School of Management at Northwestern University and a Bachelor of Arts from Otterbein College.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our basis for competitive advantage is our culture—conceived, developed and maintained as a unique and powerful basis for engendering commitment, accountability, competitiveness and creativity among all of our employees. The objective of this compensation discussion and analysis is to describe how, for our named executive officers (“NEOs”), we link our culture to compensation philosophy and then to compensation strategy; and, to explain how we executed our compensation strategy during the last fiscal year. While the discussion and analysis focuses on the NEOs in the compensation tables in this proxy statement, we link culture, compensation philosophy and compensation strategy throughout the organization from the seasonal sales employee to each of the NEOs.

Value Creation Model

The following summary illustrates how the compensation philosophy and strategies are integrated with and derived from the Zumiez culture. We believe this integrated approach supports long-term growth in shareholder value.

The Zumiez Culture

While every organization has a culture, even if it is a culture by default, we believe that the Zumiez culture is unique. We believe it is well defined, understood widely and thoroughly among all employees, reinforced and exemplified by leaders held accountable for doing so and integrated into the daily practices and processes throughout the business. We believe the Zumiez culture is a competitive advantage and is built on a set of shared values that have been in place since the inception of the business. These shared values include:

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Empowered managers—The Zumiez culture pushes decision making down to the appropriate level in the organization within the context of appropriate guidelines, controls and procedures. This gives our managers throughout the organization the ability to impact their results creating increased accountability, clear measurements and a sense of ownership throughout the organization.

•

Teaching and learning—Our culture strives to integrate quality teaching and learning experiences throughout the organization. We do this through a comprehensive training program, which primarily focuses on sales and customer service training. Our training programs have been developed internally and are almost exclusively taught internally by Zumiez employees to Zumiez employees. The training programs have been developed to empower our managers to make good retail decisions.

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Competition—We believe that Zumiez employees enjoy competing. Our entire system is built around creating opportunities for people to compete and to be recognized for their contributions. This is reflected in everything we do including empowering managers, building competition into almost all of our training and in how we recognize the successes of our employees throughout the organization.

•	Fairness and honesty—Along with our employees, we strive to be fair and honest in all of our relationships. This includes how we work with each other, our vendors, our landlords and our customers.

Culture and Compensation Philosophy

The Zumiez culture guides how we manage our business and it permeates through our compensation philosophy. We believe our culture itself has value to our employees. Our culture allows our employees throughout the organization to make appropriate decisions to impact their results as well as our financial results. We believe the competitive people we hire and the training we provide helps us generate strong operating results and we believe that our employees value working in this kind of environment.

The compensation committee believes the purpose of the compensation program for our NEOs is to help attract, retain, align, motivate and reward executives capable of understanding, committing to, maintaining and enhancing the culture; and, with culture as a centerpiece of our competitive advantage, establishing and accomplishing business strategies and goals that we believe makes us an attractive investment for shareholders. To do so, the compensation committee believes the compensation program should offer compensation opportunities that:

•	are externally competitive with compensation paid by companies in the market for executive talent;
•	reward performance by linking compensation to quantitative and qualitative goals that the compensation committee believes is in the best long-term interest of shareholders;
•	drive long-term shareholder thinking by delivering a substantial portion of the NEOs compensation or wealth in the form of equity that is directly linked to our stock price;
•

are an effective blend of guaranteed and at-risk components, where the proportion of guaranteed pay is less than average and the proportion of at-risk pay is greater than average when compared against the competitive market; and

•	for at-risk components of pay, are an effective balance between short-term and long-term interests of our shareholders.

The compensation committee believes that at-risk components should result in compensation for the executive in proportion to and to the extent justified by performance. For Zumiez executives, “performance” means, first of all, doing the right things—achieving the financial results that clearly drive the creation of shareholder value. The compensation program must align the interests and motivations of executives with those of shareholders. Secondly, performance means doing things right—acting as strong, respected and acknowledged leaders; and, as role models of leadership behavior in the community at-large. We believe that exemplary executive behavior helps to support sustainable long-term creation of shareholder value.

The compensation committee intends to continually explore, consider and introduce enhanced or new compensation approaches and elements for NEOs as appropriate.

Compensation Goals and Strategy for NEOs

Simplicity and Transparency. The compensation committee seeks simplicity and transparency in the compensation program for our NEOs. Therefore, the program focuses on easily understood components of clearly determinable value—base salary, bonuses, short-term cash based incentives and long-term equity awards. We refer to the combination of these as “total direct compensation.” The compensation committee does not use supplemental executive benefits and perquisites that are generally not also made available to our employees.

Attractive Compensation Opportunities. The compensation committee believes in and commits to planning for internal succession; however, the Company must be positioned to attract and retain high-caliber executive talent in the external marketplace. It believes it must be positioned to bring in seasoned, proven individuals from within the industry and beyond who can perform the full scope of their roles from the time of hire. Establishing and maintaining the ability to attract and retain talent is a top priority for compensation of NEOs. To address this priority responsibly on behalf of shareholders, the compensation committee works each year to:

•	Establish a conservative salary range for each position to guide salary hiring offers and salary increase decisions.
•	Establish a competitive total annual cash compensation opportunity for each position through annual cash incentives where payout is contingent on performance.
•

Provide opportunities to earn equity incentives in proportions so that the long-term opportunity for each NEO to earn total direct compensation (salary plus annual cash incentives plus equity incentives) is above average should shareholders realize above average returns.

Pay-at-Risk. The compensation committee is committed to pay-at-risk. “Pay-at-risk” means compensation that is earned only upon clear evidence that the interests of shareholders have been served. By design, we believe the proportion of each NEOs total direct compensation that is at-risk is greater than what is typically observed in the marketplace. Conservative base salaries are combined with above-average cash and equity incentives to create a total package that is competitive. We believe the pay-at risk philosophy is evidenced by the fact that no NEO has been paid the maximum total incentive compensation in our history of being a public company. In addition, no NEO has been paid the target total incentive compensation in four of the past five years.

Pay-for-Performance. The compensation committee believes pay-at-risk enables pay-for-performance. It allows major portions of total direct compensation to be paid only when short-term and long-term interests of shareholders have been met.

For short-term (annual) pay-for-performance for the NEOs as a group, the compensation committee has the following goals:

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Drive alignment around three general measures of performance: (1) net sales, (2) product margin and (3) operating profit. The compensation committee believes these are the best measures because they have the largest impact on Zumiez ability to grow profitability and provide clarity to individual executives.  Different performance measures may be utilized for different executives based in part on the executive’s ability to impact the performance measure.  We calculate these performance measures as follows:

•

Net sales—Net sales constitute gross sales (net of actual and estimated returns and deductions for promotions) and shipping revenue.  Net sales include our store sales and our ecommerce sales.  Net sales can be based on a geographic area and we currently utilize sales growth for both North America and other international operations.

•

Product margin—Product margin is calculated as net sales less cost of goods sold, divided by our net sales.  For purposes of this calculation, our net sales consist of gross sales (net of actual and estimated returns and deductions for promotions), excluding shipping revenue.  For purposes of this calculation, our cost of goods sold consist of branded merchandise costs and our private label merchandise costs including design, sourcing, importing and inbound freight costs.

•

Operating profit—Operating profit is the difference between gross profit and selling, general and administrative expenses.  The key drivers of operating profit are net sales, gross profit, our ability to control selling, general and administrative expenses and our level of capital expenditures affecting depreciation expense.  Operating profit may be utilized on a particular business unit or geographic area in which we operate.  We currently utilize operating profit for both North America and other international operations.

•	Provide for the risk of zero annual short-term cash based incentives payout should minimum performance expectations not be met.
•	Grant of awards that upon achievement of target performance measures, are in the best long-term interests of the shareholders.
•	Provide for pay-at-risk, i.e., performance expectations that are challenging, but achievable.
•	Communicate proactively to all NEOs performance expectations in order to establish clear incentive for achievement.
•	Provide for upside compensation potential results that are beyond Company expectations.
•	Set forth prudent limits, or caps, on upside potential to ensure no possibility of payouts that might be judged by shareholders as unjustifiable or excessive.

The compensation committee believes that the Company’s long-term strategies, including its approach to Social Responsibility (discussed in more detail previously on page 24), drive long-term shareholder value and when properly executed upon will be reflected in the general financial performance measures discussed above.  Accordingly, the compensation committee does not specifically target non-financial performance measures associated with a particular program, initiative or strategy, such as measures associated with environmental, social, and governance (ESG) metrics.

For long-term pay-for-performance (long-term equity incentive), the compensation committee’s goal is to link the ultimate compensation amounts realized by NEOs directly and exclusively to the Company’s long-term common stock performance. To do so, the compensation committee makes use of stock-based awards for all NEOs (except as noted, below, under the section heading “The Compensation Decision-making Process”).

The compensation committee has used, and intends to make use of, both gain-based stock awards (stock options) and full-value stock awards (restricted stock). The compensation committee determines on an annual basis for each NEO the total value of an award, based on a competitive range, that best reflects in the compensation committee’s judgment both the individual’s long-term track record of success and potential for long-term value-added future contributions.

Gain-based awards have widespread use and have upside potential that can be highly motivational. However, the compensation committee: (i) is aware that gain-based awards have a different downside potential than that of holding outright shares of stock; (ii) recognizes that the exclusive and substantial use of gain-based awards has been historically noted by the investment community as a potential contributor to misguided or unacceptable decisions on the part of executives in certain other companies; and, (iii) knows that historic accounting advantages for the use of gain-based awards no longer exist. In addition, the compensation committee is aware of the executive compensation trend among publicly-held companies to utilize less gain-based awards in favor of full-value awards such as restricted stock. Therefore, the compensation committee continues to review and has deployed full-value restricted stock awards to help offset and balance the disadvantages of gain-based awards for achieving pay-for-performance and other compensation goals while retaining the advantages of gain-based awards. The mix of gain-based awards and full-value awards is evaluated annually by the compensation committee and adjusted based on input from the compensation consultant and the CEO, all in the context of the marketplace, our compensation philosophy, and what the compensation committee believes is in the best interest of the shareholders and the NEOs. The compensation committee also allows some deference to the CEO in the allocation between stock options and restricted stock, so long as the total compensation charge to Zumiez is equal to what was approved by the compensation committee.

Executive Officer Continuity. Undesirable, unanticipated or untimely departure of an executive officer is a risk to the Company that the compensation committee works to avoid. The risk stems from the potentially high costs of recruiting, relocation, operational disruption, reduced morale, turnover ripple effects among staff, negative external perceptions, reduced external confidence and lost intellectual capital.

The compensation committee encourages executive officer continuity by granting stock awards to a NEO where the ultimate realization of value not only depends on stock price, but also on the NEO remaining with Zumiez for many years. Accordingly, if a NEO were to depart from Zumiez then he or she could forfeit substantial amounts of unrealized compensation.

Shareholder Mentality. We believe it is in the best interests of shareholders for our leaders to feel, think and act like shareholders, and to have a “shareholder mentality” as they go about envisioning, planning for and executing operations. The compensation committee seeks to cultivate NEOs with a shareholder mentality by having NEOs receive, accumulate and maintain significant ownership positions in Zumiez through annual equity grants.   We do not believe it is necessary to establish share ownership or share holding requirements because historically the NEOs on aggregate have held a substantial amount of equity and, from a cultural point of view, NEOs are empowered to make decisions on their equity holdings taking into account their personal values, temperament, risk tolerance and personal finances.

Within this concept, through equity awards granted over time, each of our NEOs has the ability to establish and maintain a valuable ownership in Zumiez.

Summary of the Elements of NEO Compensation

The compensation committee utilizes five primary elements for compensating NEOs:

•	Base Salary
•	Non-Equity Incentive Plan Compensation (“short-term cash based incentives”)
•	Bonus
•	Stock Option Grants
•	Restricted Stock Grants

Total Pay Philosophy—Our “Total Pay” compensation philosophy is designed to recognize and reward the contributions of all employees, including executives, in achieving our strategic goals and business objectives, while aligning our compensation program with shareholder interests. We regularly assess our total pay package, and we adjust it as appropriate to remain competitive and to enable us to attract and retain our NEOs. We believe our total pay practices motivate our executives to build long-term shareholder value.

Base Salary is a pre-set fixed cash amount that is delivered regularly in equal portions through the year. Each NEOs annual base salary rate is reviewed from time to time and at least annually by the compensation committee. Outside of the CEO, the review is based on recommendations of the CEO.

Short-Term Cash Based Incentives are based on pre-set opportunities for cash awards to be paid after the end of the year based on performance for the year. Actual payouts may be between zero and twice the target amount, where the target amount is that established for each NEO by the compensation committee if target goals are achieved.

Bonuses may be awarded from time to time in order to attract and retain key NEOs. These bonuses, when awarded, are generally in addition to those earned from participating in short-term cash based incentives and are considered in the executive’s total direct compensation. The intention is to pay such bonuses rarely and in modest amounts if and only if other elements of the executive pay system do not respond to outstanding achievements clearly pursued and delivered in the interests of shareholders.

Stock Option Grants are opportunities granted from time to time (usually annually or at the time of hiring) to an NEO to purchase our common stock at some future time at a pre-established fixed price set at the time of grant. This price is the actual market price of the stock at the time of grant. The right to exercise options in a particular grant is accumulated over a number of years, and is subject to vesting based upon continued employment with us.

Restricted Stock Grants are awards of common voting shares of stock that are granted from time to time (usually annually or at the time of hiring) to each NEO. The right to earn the stock is contingent upon continued employment over a period of time.

The compensation committee views the elements of total direct compensation for NEOs as an integrated package to achieve all of the compensation goals described in the immediately preceding section of this discussion.

Fiscal 2022 – A Review of This Past Year

The charts below show net sales, operating profit and diluted earnings per share (“diluted EPS”) on a GAAP basis for fiscal 2022 and 2021 and the percentage change in fiscal 2022.

After a record year of sales and earnings in fiscal 2021 fueled by domestic government stimulus yielding 19.5% growth in net sales and 61.6% growth in diluted earnings per share, fiscal 2022 was much more challenging.  During the front half of fiscal 2022 we were facing difficult year-over-year sales comparisons from the record US government stimulus in early fiscal 2021. In addition, there was significant inflationary pressure on discretionary spending in our customer base and more competition for discretionary dollars from categories such as travel and entertainment. This resulted in a 19% decrease in net sales for the full year fiscal 2022. The lower sales level combined with inflation in our cost structure resulted in a decrease in earnings per diluted share of 77.7%.

After six straight years of product margin gains, fiscal 2022 Product margin decreased 50 basis points from the prior year driven primarily by the difficult sales environment during the back-to-school and holiday peaks necessitating discounting to maintain a healthy inventory position at year end.  Regardless of this decrease, fiscal 2022 product margin is at the second highest level in our history and we believe current levels represent structural gains rather than short-term, pandemic related improvements. In a more normalized sales environment, we anticipate that we can recover what was lost in fiscal 2022 and continue to grow product margins through existing initiatives in the business over time. Total gross margin decreased by 470 basis points in fiscal 2022.  Beyond the product margin impact discussed above, the 19.0% decrease in net sales created deleverage of significant fixed costs included in gross margin such as occupancy, distribution center, and merchandising expenses. While we were able to reduce total selling, general and administrative expenses in 2022, these costs deleveraged due to the sales decline. Our earnings per diluted share of $1.08 in fiscal 2022 was down from an all-time high in fiscal 2021 of $4.85.  We added 32 new stores in fiscal 2022 including 16 in North America, 12 new Blue Tomato stores in Europe and 4 new Fast Times store in Australia.  We believe that we still have meaningful expansion opportunities internationally in both existing and new markets.

As a leading global lifestyle retailer, we continue to differentiate ourselves through our distinctive brand offering and diverse product selection, as well as the unique customer experience across all of our platforms. We remain committed to serving the customer through introducing newness in our product offering launching over 100 new brands in 2022.  We made investments over several years to integrate the digital and physical channels creating a seamless shopping experience for our customer. We are continuing to deliver our online orders in North America from our stores, which has provided substantial improvements in the speed of delivery to our customers, eliminated the need to manage two pools of inventory separately for digital and physical demand, and created one cost structure for execution of both physical and digital sales. Internationally we continue to see deeper penetration of localized fulfillment and are in various stages of roll-out in different countries.  In-store fulfillment is a key part of strategy that we believe will drive long term market share by leveraging the strengths of our store sales team, providing better and faster service to customers, improving product margins, maximizing the productivity of inventory, providing additional selling opportunities, and utilizing one cost structure to serve the customer.

The following table shows net sales, operating profit, operating margin and diluted earnings per share for fiscal 2022 compared to fiscal 2021:

	Fiscal 2022	Fiscal 2021	% Change
Net sales (in thousands) (1)	$958,380	$1,183,867	-19.0%
Operating profit (in thousands)	$31,100	$157,810	-80.3%
Operating margin	3.2%	13.3%
Diluted earnings per share	$1.08	$4.85	-77.7%

(1)

The decrease in net sales was primarily driven by continued inflationary pressures on the consumer and the benefits from domestic stimulus in the prior year when consumers were less likely to spend on travel and in-person entertainment due to COVID-19. The decrease in net sales was driven by a decrease in transactions and a decrease in dollars per transaction. The decrease in dollars per transaction was driven by a decrease in units per transaction, partially offset by an increase in average unit retail. For the year, the men’s category was our largest declining category followed by hardgoods, accessories, women’s and footwear.

We believe that by making these key investments over many years and looking at financial results over a longer time horizon will provide a better long-term return for our investors; and since owned stock or stock based awards are the material component of our NEOs compensation and wealth creation, we believe our compensation structure aligns management’s and shareholders’ interests.

Due to our executive compensation programs emphasis on pay for performance and pay at risk, compensation awarded to the NEOs for fiscal 2022 reflected Zumiez’ results.  As shown below, for the named executive officers as a group, excluding the Chairman and the CEO, pay at risk and performance-based pay for fiscal 2022 comprised an average of approximately 46% and 23%, respectively, of the total compensation as shown in the Summary Compensation Table. We have excluded our Chairman and CEO due to the difference in the compensation structure for the Chairman and CEO, who beneficially own 5.1% and 13.0% of the Company as of March 22, 2023, respectively, and have not received equity awards since before our initial public offering as discussed further under the section heading, “The Compensation Decision-making Process.”

Compensation Elements as a Percentage of Total Compensation

At-risk pay
46%
23%
23%
11%
43%
Performance-
based pay
23%
Stock Option Grants
Restricted Stock Grants
All Other Compensation
Base Salary

Fiscal 2023 – A Look at the Upcoming Year

In fiscal 2023, our focus remains on serving the customer with strategic investments largely tied to enhancing the customer experience while increasing market share and creating operational efficiencies to drive long-term operating margin back to historical levels.  Though 2022 was a highly challenging year, the balance sheet remains strong with $173.5 million in cash and marketable securities at the end of fiscal 2022 and a current asset level that is much larger than current liabilities.  This gives us the security to manage through potential difficulties while also investing in important strategic initiatives to drive shareholder value over the long-term.

Exiting a difficult year for sales and earnings in fiscal 2022, the macro-economic environment in 2023 remains unclear.  Inflation remains high compared to historical levels and this continues to weigh on the discretionary income of our customer base. Economic indicators show that our customers savings levels are decreasing and credit card levels are increasing. While current conditions appear difficult for consumers, we remain focused on our long-term initiatives that will help us capitalize on opportunities as these circumstances improve.  These include concepts like; continued globalization of the brand to enhance our ability to reach consumers in each geography that we operate, an intense focus with our brand partners to bring forth relevant product with the speed expected by our customers, aggressively managing inventory levels, continuing to rethink how the customer interacts with the brand, and actively managing how we optimize the trade areas in which we serve our customers.

Base Salary

In March 2022, the compensation committee met and reviewed the evaluations of the NEOs and the overall performance of the Company’s fiscal 2021 results against three objective measures; (1) net sales growth, (2) product margin and (3) operating profit. Based upon our performance in fiscal 2021 and the contributions of the NEOs toward achieving these results, the following base salaries for fiscal 2022 were awarded:

Executive Officer	Fiscal 2022 Base Salary (1)	Increase Over Prior Fiscal Year
Thomas D. Campion, Chairman of the Board	$335,000	0.0%
Richard M. Brooks, Chief Executive Officer and Director	$735,000	0.0%
Christopher C. Work, Chief Financial Officer	$453,000	0.0%
Troy R. Brown, President North America	$562,000	2.9%
Chris K. Visser, Chief Legal Officer and Secretary	$378,000	3.0%
Adam C. Ellis, President International	$427,000	0.0%

(1)	Reflects annualized base salary as of the fiscal year end. Refer to the Summary Compensation Table for actual base salary paid in fiscal 2022.

The compensation committee sets executive base salaries at levels it believes are competitive based on each individual executive’s role and responsibilities.  The compensation committee reviews base salaries for executive officers at the time of hire and thereafter on an annual basis. The compensation committee may also review base salary at the time of promotion or other significant changes in responsibilities.  Base salary changes also impact target annual short-term cash based incentive amounts, and actual annual short-term cash based incentive payouts, because they are based on a percentage of base salary.  When reviewing each executive’s base salary, the compensation committee considers the level of responsibility and complexity of the executive’s job, whether individual performance in the prior year was particularly strong or weak, and the salaries paid for the same or similar positions based on analysis of the competitive market.  Consistent with the philosophy discussed previously, our executive base salaries generally are set at less than the median (at the 40th percentile) for comparable positions based on analysis of the competitive market.

Short-Term Cash Based Incentives

In March 2022, the compensation committee approved the terms of the fiscal 2022 short-term cash based incentives. Our NEOs short-term cash based incentives are targeted at approximately 0.2% of consolidated budgeted sales and 0.4% of consolidated budgeted sales at maximum payout. The short-term cash based incentives are appropriate to provide for increased payouts due to the significant shareholder returns commonly generated by above-target net sales, product margin and operating profit performance. The compensation committee has the discretion under the plan to reduce the awards paid under the plan, but does not have discretion to increase payouts that are based on achievement of the objective performance goals or make a payout based on the objective performance goals if the first threshold targets are not achieved. All of our executives are subject to our Executive Compensation Recovery Policy, which further mitigates excessive risk taking. No payouts are made until audited financial results are received, reviewed and approved by the audit committee at our March meeting after our fiscal year has ended.

For each of the following performance measures, net sales, product margin and operating profit, the compensation committee established performance metrics for the NEOs. Performance metrics were established for North America operations and other international, consisting of Europe and Australia operations, for net sales, product margin and operating profit. The performance metrics on a consolidated basis were established for operating profit. These performance measures exclude the impact of changes in the foreign exchange rate, additional valuation allowances beyond those in the budgeted plan and does not include any share repurchases in the dilutive share count. Performance metrics for North America and other international operations are tightly managed and to the extent that overall shareholder return is still met, the compensation committee is allowed to make certain adjustments for strategic items not planned that negatively impact short-term growth expectations, but contribute to long-term growth expectations of the business unit. The first threshold relates to a minimum acceptable level of financial performance. The second threshold is intended to be the target performance.  If the minimum acceptable level is achieved for any given metric, the incentives are calculated on a sliding scale culminating in the top threshold, which is designed as a stretch challenge. The compensation committee believes these goals are not easily achieved and, in the sixteen years since becoming a public company, no NEO has achieved all of the stretch challenge measurement goals.  The compensation committee used different performance measures for different NEOs.  These are noted in the following tables which show the performance thresholds for each performance measure used for fiscal 2022:

	Performance Metrics - Consolidated
Objective Measure	1	2	3	4	5
		Target
Net sales growth - North America	-3.0%	-1.0%	5.5%	6.2%	7.2%
Net sales growth - Other international	17.9%	21.9%	24.9%	26.4%	28.0%
Product margin improvement - North America	Last year plus	Last year plus	Last year plus	Last year plus	Last year plus
	0.21%	0.31%	0.43%	0.48%	0.53%
Product margin improvement - Other international	Last year plus	Last year plus	Last year plus	Last year plus	Last year plus
	0.44%	0.54%	0.91%	1.10%	1.29%
Operating profit improvement - North America	-17.0%	-13.3%	1.8%	2.8%	3.8%
Operating profit improvement - Other international	104.7%	129.4%	151.7%	162.9%	174.3%
Operating profit improvement - Global	-12.8%	-7.8%	9.1%	10.6%	12.2%

The following table represents the percentage of the respective NEOs base salary that will be earned upon achievement of the performance thresholds (“Threshold Percentage”):

	Performance Threshold
Executive Officer	1	2	3	4	5
Thomas D. Campion, Chairman of the Board	33%	65%	98%	114%	130%
Richard M. Brooks, Chief Executive Officer and Director	63%	125%	188%	219%	250%
Christopher C. Work, Chief Financial Officer	38%	75%	113%	131%	150%
Troy R. Brown, President North America	35%	70%	105%	123%	140%
Chris K. Visser, Chief Legal Officer and Secretary	33%	65%	98%	114%	130%
Adam C. Ellis, President International	30%	60%	90%	105%	120%

The threshold percentages in the table above are multiplied by the percentages in the following table for each performance threshold achieved (“Objective Measure Weighting Percentage”). The compensation committee weights each threshold for each of the NEOs based upon that individual’s ability to impact the measure. The objective measures are weighted between North America and other international performance thresholds based on fiscal 2022 budgeted sales results, with exception of the President North America and President International, whose objective measures are weighted higher for North America operations and other international operations, respectively.

	Objective Measure
Executive Officer	North America Net Sales	Other Inter-national Net Sales	North America Product Margin	Other Inter-national Product Margin	North America Operating Profit	Other Inter-national Operating Profit	Consolidated Operating Profit
Thomas D. Campion, Chairman of the Board	25%	5%	17%	3%	n/a	n/a	50%
Richard M. Brooks, Chief Executive Officer and Director	25%	5%	17%	3%	n/a	n/a	50%
Christopher C. Work, Chief Financial Officer	25%	5%	17%	3%	n/a	n/a	50%
Troy R. Brown, President North America	25%	5%	17%	3%	42%	8%	n/a
Chris K. Visser, Chief Legal Officer and Secretary	25%	5%	17%	3%	n/a	n/a	50%
Adam C. Ellis, President International	5%	25%	3%	17%	8%	42%	n/a

Therefore, for each performance threshold achieved, the calculation of the short-term cash based incentive earned is as follows:

Base Salary ($) x Threshold Percentage x Objective Measure Weighting Percentage

For fiscal 2022, the short-term incentive plan consisted of a first half and a second half plan. The first half plan is weighted at 40% of total target incentive and the second half plan is weighted at 60% of total target incentive. During fiscal 2022, we did not achieve any of the level one metrics. Accordingly, no short-term cash incentive awards were paid to the NEOs for fiscal 2022. The short-term cash based incentives target and compensation paid to the NEOs for fiscal 2022 are as follows:

Executive Officer	Short-Term Cash Based Incentive Compensation Target	Short-Term Cash Based Incentive Compensation Paid
Thomas D. Campion, Chairman of the Board	$217,750	$—
Richard M. Brooks, Chief Executive Officer and Director	$918,750	$—
Christopher C. Work, Chief Financial Officer	$339,750	$—
Troy R. Brown, President North America	$393,400	$—
Chris K. Visser, Chief Legal Officer and Secretary	$245,700	$—
Adam C. Ellis, President International	$256,200	$—

Bonus

While we continue to execute growth strategies and invest for the future, the compensation committee recognizes the uncertain economic environment that has the potential to negatively impact virtually every industry including consumer discretionary spending businesses such as ours.  The compensation committee recognizes that in some circumstances it may be advisable to establish and pay discretionary bonuses in order to reward NEOs for managing the business during unusual circumstances or difficult economic conditions.  For example, in a situation where at the beginning of a fiscal year there was believed to be a wide range of possible financial outcomes, this variability may make it difficult to set targets for short-term cash-based incentives. Accordingly, at the end of the fiscal year the compensation committee retains the discretion to award a bonus if the NEOs were able to achieve meaningful results during the fiscal year. We may also award discretionary cash bonuses from time to time in order to attract and retain key NEOs. The intention is to pay such bonuses rarely if and only if other elements of the executive pay system do not respond to outstanding achievements clearly pursued and delivered in the interests of our shareholders. The compensation committee evaluates the below criteria in determining whether to award a bonus, including:

•	current environment and current year performance,
•	comparison of performance to peer group,
•	cash and working capital position, and
•	comparison to the incentive metrics of net sales, product margin and operating profit had the short-term cash-based incentive program been in place.

For fiscal 2022, the compensation committee did not elect to make any discretionary bonuses.

Long-Term Equity Incentives

The compensation committee uses long-term equity incentives as a significant component of total compensation consistent with the culture and compensation philosophy. The compensation committee continues to believe in the importance of equity compensation for all executive officers and issues equity incentives broadly through the management population.

Additionally, because we do not have a pension or a supplemental executive retirement plan, we believe our executives should plan for their retirement substantially through potential wealth accumulation from equity gains.

Long-term equity incentive awards are determined through a combination of the Company’s performance, execution of our total compensation strategy of rewarding executives and providing a foundation for wealth building. Our stock option awards generally have a ten-year term and typically vest 25% per year. Our restricted stock awards generally vest 33% per year.

The compensation committee met in March 2022 and considered the performance of the Company, its overall compensation strategy and the level of equity grants to align the NEOs with shareholders. Based on the compensation committee’s deliberations, the following equity incentive awards were granted:

Executive Officer	Restricted Stock Grants	Stock Option Grants
Thomas D. Campion, Chairman of the Board	—	—
Richard M. Brooks, Chief Executive Officer and Director	—	—
Christopher C. Work, Chief Financial Officer	5,190	10,568
Troy R. Brown, President North America	10,318	21,011
Chris K. Visser, Chief Legal Officer and Secretary	3,707	7,549
Adam C. Ellis, President International	4,448	9,058

The compensation committee believes the levels of grants are appropriate, consistent with its compensation strategy and provide a meaningful alignment of the NEOs with the Company’s shareholders.

Equity Grant Timing Practices. All stock options granted at Zumiez have an exercise price equal to the closing market price of our stock on the grant date. Regular annual grants for employees are approved at the March compensation committee and board meetings, and the grant date for such annual grants is generally the second business day after the later to occur of the following: the public release of fiscal year-end earnings or the filing of the annual report on Form 10-K covering the fiscal year period. In cases when the filing of the annual report on Form 10-K is scheduled to occur more than three business days after the public release of fiscal year-end earnings, then the grant date of annual grants may occur on the second business day after the public release of fiscal year-end earnings provided that the grant date does not occur less than four business days before the filing of the annual report on Form 10-K.The grants are approved as formulas based on a specified dollar amount and approved dilution percentages; the number of shares and exercise price for each option grant are determined based on the closing market price of our stock on the grant date, and the number of shares for each restricted stock grant is determined by dividing the dollar amount by the closing market price of our stock on the grant date. The board gives the CEO the ability to grant a small number of equity awards for the current fiscal year at the March board meeting for new hires and promotions.

Who is Involved in Compensation Decisions for NEOs

The role of the compensation committee—The compensation committee oversees and governs the compensation of the NEOs. The compensation committee is currently composed of four independent outside directors.  Its top priority is aligning the interests of the NEOs with those of shareholders and motivating them in the most effective manner possible to create maximum long-term shareholder value.  The compensation committee’s responsibilities are to:

•	Establish and articulate the philosophy, rationale and strategy for compensating all NEOs.
•	Approve and oversee group and individual compensation plans designed to fulfill our philosophy and strategy.
•	Develop, recommend and justify to the board all compensation decisions and actions for the CEO.
•	Review and approve all compensation decisions and actions for other NEOs.
•	Review and approve any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for NEOs.
•	Ensure the ongoing success of our compensation program for NEOs by seeking, pursuing, evaluating and implementing improvements.
•	Review total compensation compared to compensation opportunities and practices in the competitive market for executive talent.
•	Evaluate the enterprise risk associated with all forms of compensation.
•	Appoint, determine the funding for, and oversee the independent compensation consultant.

The role of NEOs—The NEOs, and in particular the CEO, provide and explain information requested by the compensation committee and are present at compensation committee meetings as requested by the compensation committee. The NEOs are not present during deliberations or determination of their respective compensation. On behalf of the compensation committee, the CEO has the following specific responsibilities:

•	Develop, recommend and justify, to the compensation committee, compensation decisions and actions for NEOs other than the CEO.
•

Develop, recommend and justify, to the compensation committee, any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for the compensation program for NEOs.

•	Report, to the compensation committee, experiences with the compensation program for NEOs and present any perceived opportunities for improvement.
•	Communicate appropriate information about the compensation committee’s actions and decisions to the other NEOs.

The role of external advisors—At the compensation committee’s discretion, it may engage and consult with external advisors as it determines necessary to assist in the execution of its duties. External advisors have the following responsibilities:

•	Provide research, analysis and expert opinions, on an as-requested basis, to assist the compensation committee in education, deliberations and decision-making.
•	Maintain independence from our management.
•	Interact with members of management only with the approval of the chair of the compensation committee.

All external advisors are engaged directly by the compensation committee and independently of the management of the Company.

The compensation committee periodically engages a compensation consultant to work with the compensation committee on its compensation deliberations. During fiscal 2022, the compensation committee asked Meridian Compensation Partners, as the independent consultation to the committee, to provide an assessment of compensation levels and advise the compensation committee on compensation strategies based on a market analysis taking into account recruiting goals, and retaining and motivating talent to build shareholder value. The compensation committee and the Company believe the compensation consultant is independent of Zumiez and our management.

Our Chief Legal Officer and Secretary also supports the compensation committee in its work.

The Compensation Decision-making Process

The compensation committee gathers together information to help it assess compensation for the NEOs, including:

•

Tally sheets—We use tally sheets for each of the NEOs to summarize the significant components of compensation, including base salary, short-term cash based incentives, bonuses, and equity incentives. The tally sheets are compared to targeted total compensation.

•

Competitive compensation analysis—At the compensation committee’s direction, the compensation consultant developed and delivered analysis of competitive compensation for each NEO position. The focus was on a representative benchmarking peer group to reflect the competitive market for executive talent.  The benchmarking peer group was developed using industry, revenue and retail segment screening criteria to identify the peer group, which included Abercrombie & Fitch, American Eagle Outfitters, Buckle, Cato Corp, Citi Trends, Duluth Holdings, Five Below, Genesco, Hibbett Sports, Lands' End, Sportsman’s Warehouse Holdings, Tilly's, Urban Outfitters, and Vera Bradley. Analysis was performed using publicly-available information on executive pay levels compiled from the most recently available proxy statements of publicly-held companies.  The compensation consultant provided expert opinions and conclusions to the compensation committee about targets for base salary, short-term cash based incentives and long-term equity incentives for our NEO roles.  The committee used this information to ensure that our stated philosophy and strategy for aligning executive compensation opportunities with the competitive market has been and continues to be fulfilled.

•

Fiscal 2022 results—The compensation committee has access to fiscal 2022 operating plans and budgets as approved by the board of directors in March 2022. Management updates the compensation committee and the board on actual performance compared to budgets and summarizes for the compensation committee how the Company and the NEOs performed against the performance targets.

•

Fiscal 2023 operating and financial plans—The compensation committee also receives the operating plan and budgets for fiscal 2023 as approved by the Company’s board of directors. The compensation committee uses this information to help establish performance targets for the upcoming fiscal year.

•

Audited results—The compensation committee reviews the final audited results to confirm that performance targets were achieved. No incentive awards are made until audited results are received by the board.

•

Performance of peer retailers—The compensation committee requests that management prepare a schedule comparing our performance, including comparable sales growth, operating income and earnings per share, for the last five fiscal years to the above stated peer group. All of the information for these retailers was summarized from publicly available data. The compensation committee compares our relative performance as an additional data point understanding that all of these companies are larger and may have significantly different business models with significantly different growth profiles.

•

Evaluations—The compensation committee receives a self-evaluation and confidential upward evaluations of the CEO and summary evaluations of the remaining NEOs. The compensation committee chair solicits the full membership of the board for feedback on the CEO’s performance and prepares the CEO’s annual evaluation for review by the full compensation committee.

The compensation committee thoroughly and systematically reviews and discusses all information submitted.  It asks management to clarify and supplement as appropriate. The committee then works with its consultant to determine fair and competitive compensation awards and opportunities for each of the NEOs.

The compensation committee currently structures the NEO compensation program to:

•	Provide conservative (40th percentile) base salary opportunities against the Company’s competitive market for executive compensation talent.
•	Establish average (50th percentile) total cash compensation opportunities (base salary, bonus and Short-Term Cash Based Incentives) against the competitive market.
•

Provide long-term equity-based awards at the 50th percentile when compared to competitive practices for comparable roles.  In the case of our Chairman and our CEO who beneficially own 5.1% and 13.0% of the Company, respectively, the compensation committee has concluded that each executive owns a sufficient amount of equity to align them with the long-term interests of shareholders.  Because of this, neither our Chairman nor our CEO has received equity grants since before the Company’s initial public offering.

The compensation committee evaluates this approach to total direct compensation on an annual basis to best maintain alignment of the interests of NEO’s with the long-term economic interests of shareholders, given the maturity, complexity and size of the business. Included is a thorough review of the approach to the Chairman and CEO, where the committee reserves the right to provide additional equity-based awards to the incumbents if it determines doing so is in the best interests of shareholders and/or is needed to best reflect competitive practices.

During its deliberations, the compensation committee also considers:

•	Long-term wealth accumulation—the accumulated wealth from previous equity incentives granted to each NEO.
•	Internal pay equity—the relationship between the compensation of our CEO and the other NEOs, as well as staff at-large.

There is discretion inherent in the compensation committee’s role of establishing compensation for the NEOs. The compensation committee has attempted to minimize discretion by focusing on the three objective financial measures it considers to be the long-term drivers of the Company’s business: net sales, product margin and operating profit. These performance measures have historically been used to determine the short-term cash based incentives and are also key considerations in determining changes to base salary and long-term equity incentive awards.  Some discretion is used by the compensation committee in evaluating the qualitative performance of the NEOs in determining base salary adjustments and payment of discretionary bonuses.  Some discretion is also used in the granting of long-term equity incentive awards to help NEOs build wealth through ownership of Zumiez stock.  However, in all of these uses of discretion the compensation committee is also governed by the overall compensation philosophy; and, is guided by explicit competitive targets and ranges of reasonableness.

In making its final decisions, the committee works to ensure that all outcomes are thoroughly justifiable and defensible as well as fair and effective from all critical perspectives: those of the full board, shareholders, objective external experts and the NEOs themselves.

Advisory Vote on Executive Compensation.  The shareholders of the Company are provided the opportunity to provide an advisory vote on the Company’s executive compensation every three years, including at the 2023 annual meeting of shareholders.  At the last such vote in June 2020 the shareholders of the Company approved the Company’s executive compensation in an advisory vote with 98.3% of the votes being cast in favor of the Company’s executive compensation.  The compensation committee viewed this vote as strong support for its executive compensation decisions and policies and, accordingly, it did not consider making changes to its executive compensation decisions and policies in response to the 2020 advisory shareholder vote.

Enterprise Risk and Compensation

The compensation committee considers all facets of the NEOs compensation structure and believes it appropriately balances the drive for financial results and risks to the Company. The compensation committee aligns executive compensation with shareholder interests by placing a majority of total compensation “at risk,” and increasing the amount of pay that is “at risk” as the executives achieve higher levels of performance. “At risk” means the executive will not realize value unless performance goals are attained. The short-term incentives are tied to easily measurable financial metrics that the compensation committee believes are consistent, transparent and drive shareholder value; that is, net sales, product margin and operating profit. The majority of the long-term based compensation vests over several years and is not tied to specific financial metrics. By combining annual cash incentives tied to short-term financial performance along with the majority of the NEOs long-term wealth creation tied to stock performance, the compensation committee believes an appropriate balance exists between rewarding performance without excessive risk taking. In addition the compensation committee believes the short-term incentives in place that are tied to financial performance do not provide excessive risk to the Company as they are capped at no more than 250% of base pay for our CEO, 130% for our Chairman of the Board, 150% for our Chief Financial Officer, 140% for our President North America, 130% for our Chief Legal Officer and Secretary and 120% for our President International.  The compensation committee believes that the overall executive compensation policy contains less than a ‘reasonable likelihood’ of material risk.

Employment Agreements

None of our U.S. employees have an employment agreement and all U.S. employees are “at will.”

Tax and Accounting Implications

Accounting Treatment.  We recognize a charge to earnings for accounting purposes for equity awards over their vesting period.  We expect that the compensation committee will continue to review and consider the accounting impact of equity awards in addition to considering the impact for dilution and overhand when deciding on amounts and terms of equity grants.

Taxation of Parachute Payments and Deferred Compensation. We do not provide and have no obligation to provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code.  Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain limits prescribed by the Code, and that the employer may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also may impose significant taxes on a service provider in the event that he or she receives deferred compensation that does not comply with the requirements of Code Section 409A.  We have structured our compensation arrangements with the intention of complying with or otherwise being exempt from the requirements of Code Section 409A.  Our 2014 Equity Incentive Plan provides that it shall be interpreted and administered to the extent necessary to comply with or effectuate an exemption from the requirements of Code Section 409A.

Advisory Vote on Executive Compensation

We are providing the Company’s shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers at our 2023 annual meeting of shareholders. Please see Proposal 2 – Advisory Vote on Executive Compensation. As noted above under the section heading “The Compensation Decision-making Process”. The result of the prior advisory shareholder vote at our 2020 annual meeting of shareholders was 98.3% of votes cast approved the compensation of our named executive officers.

Additionally, we are providing the Company’s shareholders with the opportunity to indicate their preference on how frequently we should seek an advisory vote on the compensation of our named executive officers, with the option for every “1 Year,” every “2 Years,” or every “3 Years.”  The result of the prior advisory vote at our 2017 annual meeting of shareholders was 66.0% of votes cast were in favor of an advisory vote on executive compensation every three years.  Based on the board of directors’ recommendation for a frequency of three years and the voting results with respect to the frequency of future advisory votes on executive compensation, the board of directors determined that it would include in the annual shareholder meeting proxy materials a shareholder vote on executive compensation every three years until the next required vote on frequency of advisory votes on executive compensation, which we are providing the opportunity to vote on at our 2023 Annual Meeting of Shareholders. Please see Proposal 3 – Advisory Vote on The Frequency of an Advisory Vote on Executive Compensation.

CEO/Median Employee Pay Ratio

We believe in delivering quality employment experiences at all levels within the Company.  In that regard, every year we create thousands of career opportunities for individuals who are just beginning their professional careers and who are driven to develop new skills in an environment centered around teaching and learning.  Many of these opportunities are provided to our part-time sales associates, who on average are approximately 19 years of age, and are often furthering their career through concurrent education and/or additional employment opportunities.

The median employee was identified by calculating fiscal year taxable income for each of our 9,159 employed individuals, excluding our CEO, on January 28, 2023.  All employees located in North America and Europe were included in the calculation. A de minimis number of non-U.S. employees, approximately 206 located in Australia, were excluded.  Additionally, any earnings paid to employees in a foreign currency were converted to U.S. dollars using the applicable exchange rates on the date listed above. To help assure an accurate representation of the median employee, earnings for regular employees employed for less than one year were annualized based on their individual average earnings to date.

For fiscal 2022, we identified our median employee to be a part-time Sales Associate in one of our U.S. stores, whose annual compensation was $9,207.  As stated in the “Total” column in the Summary Compensation Table, our CEO’s total compensation for fiscal 2022 was $740,487. As a result, we estimate our CEO to median employee pay ratio to be 80:1.

Compensation Committee Interlocks And Insider Participation

Mr. Bailey, Mr. Louden and Mr. Murphy served as members of the compensation committee during fiscal 2022. Mr. Murphy served as a member of the compensation committee since June 1, 2022. Ms. Holmes served as a member of the compensation committee during fiscal 2022 up through June 1, 2022. No member of the compensation committee was at any time during fiscal 2022 or at any other time an officer or employee of Zumiez, and no member had any relationship with Zumiez requiring disclosure as a related-person in the section “Certain Relationships and Related Transactions.” No executive officer of Zumiez has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or compensation committee during fiscal 2022.

Report Of The Compensation Committee Of The Board Of Directors

The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Scott A. Bailey, Chairperson

Steven P. Louden

James P. Murphy

The compensation committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the compensation committee report by reference therein.

PROPOSAL 2

Advisory Vote On Executive Compensation

We are providing the Company’s shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.

As described in the section entitled, “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain, align, motivate and reward executives capable of understanding, committing to, maintaining and enhancing the Zumiez culture; and, with culture as a centerpiece of our competitive advantage, establishing and accomplishing business strategies and goals that we believe makes the Company an attractive investment for shareholders. As a result, our compensation programs are designed to be externally competitive, reward performance, be fair and consistent, drive long-term shareholder thinking, be an effective blend of guaranteed and at-risk components and for at-risk components, be an effective blend between short-term and long-term.  Furthermore, our compensation committee does not use supplemental executive benefits and perquisites that are generally not also made available to our employees.

We are presenting this proposal, which gives our shareholders, the opportunity to endorse or not endorse our executive compensation programs through an advisory vote on the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, contained in this proxy statement.”

This vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. Our board of directors and our compensation committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.  In addition, the non-binding advisory votes described in this Proposal 2 will not be construed as (1) overruling any decision by the Company, the board of directors, or the compensation committee relating to the compensation of the named executive officers, or (2) creating or changing any fiduciary duties or other duties on the part of the board of directors, or any committee of the board of directors, or the Company.

The Board Of Directors Recommends A Vote For The Approval, On An Advisory Basis, Of The Compensation Of The Company’s Named Executive Officers As Disclosed Pursuant To Item 402 Of Regulation S-K, Including The Compensation Discussion and Analysis, Compensation Tables And Narrative Discussion Contained In This Proxy Statement

PROPOSAL 3

Advisory Vote On The Frequency Of An Advisory Vote On Executive Compensation

In addition to providing an advisory vote on executive compensation, we are providing the Company’s shareholders with the opportunity to indicate their preference on how frequently we should seek an advisory vote on the compensation of our named executive officers. Shareholders have the option to vote for every “1 Year,” every “2 Years,” every “3 Years” or abstain.

After careful consideration, the board of directors believes that a frequency of every three years for the advisory vote on executive compensation is the optimal interval. The board of directors believes that holding an advisory vote every three years complements the goal to create a compensation program that enhances long-term shareholder value. As discussed in the section entitled, “Compensation Discussion and Analysis,” a significant component of our compensation program is long-term equity incentives.  A vote every three years will provide shareholders with the ability to evaluate our compensation program over a period of time similar to the periods associated with our long-term equity incentive compensation. Additionally, a three-year period of time will allow for our compensation committee and board of directors sufficient time to analyze the results of the advisory vote in comparison to the Company’s performance and implement necessary changes.  The compensation committee also believes this time horizon will allow the board of directors to engage with shareholders to better understand and respond to vote results.  Management actively dialogues with investors and an advisory vote on executive compensation every three years will enhance shareholder communication by providing another avenue to obtain information on investor sentiment about our executive compensation philosophy, policies and procedures.  The board of directors believes the Company manages its business and investments to yield sustainable long-term results that are above competitors and that there is a correlation between earnings, stock price and total compensation.

While this vote is advisory, and therefore not binding on the Company, the compensation committee and our board of directors strongly value the opinions of our shareholders and plan to adopt the frequency that the majority of shareholders indicate as their preference. While the board of directors is in favor of a shareholder advisory vote on the compensation of our named executive officers every three years, you may choose to vote in favor of any of three alternatives, i.e. having a shareholder advisory vote on executive compensation ever “1 Year,” every “2 Years” or every “3 Years” (or you may abstain from voting on this matter). You are not being asked to vote for or against the board’s recommendation of having a shareholder advisory vote every three years.

The Board Of Directors Recommends A Vote For A Frequency of 3 Years As The Shareholders’ Preference For The Frequency For Advisory Votes On The Approval Of The Compensation Of The Company’s Named Executive Officers

Summary Compensation Table

The following table shows all compensation for fiscal 2022, 2021 and 2020 awarded to, earned by, or paid to our CEO, our CFO and our other named executive officers.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)		($)
Thomas D. Campion	2022	335,033	—	—	—	—	4,986		340,019
Chairman of the Board	2021	335,033	—	—	—	408,959	14,262		758,254
	2020	335,033	217,000	—	—	—	11,573		563,606

Richard M. Brooks	2022	735,000	—	—	—	—	5,487		740,487
Chief Executive Officer	2021	735,000	—	—	—	1,725,515	13,952		2,474,467
and Director	2020	735,000	918,000	—	—	—	11,205		1,664,205

Christopher C. Work	2022	453,000	—	209,987	209,986	—	3,708		876,681
Chief Financial Officer	2021	452,750	—	174,987	174,985	638,089	10,027		1,450,838
	2020	440,000	308,000	159,997	160,000	—	7,948		1,075,945

Troy R. Brown	2022	561,691	—	417,466	417,489	—	5,242		1,401,888
President North America	2021	545,692	—	417,486	417,496	656,662	13,697		2,051,033
	2020	530,000	452,000	399,993	400,000	—	10,940		1,792,933

Chris K. Visser	2022	377,788	—	149,985	149,999	—	4,930		682,702
Chief Legal Officer	2021	366,788	—	149,976	149,981	379,097	13,476		1,059,318
and Secretary	2020	356,000	196,000	139,984	140,000	—	10,709		842,692

Adam C. Ellis	2022	427,000	—	179,966	179,982	—	461,523	(7)	1,248,471
President International	2021	425,750	124,067	449,974	149,981	133,247	233,316	(7)	1,516,335
	2020	414,000	207,000	149,990	149,996	—	395,738	(7)	1,316,724

(1)

This column represents the base salary earned during fiscal 2022, 2021 and 2020. We use a fiscal calendar consisting of a 52- or 53-week period ending on the Saturday closest to January 31 with an extra week added to the fourth quarter every five or six years. Fiscal 2022, 2021 and 2020 were 52-week fiscal years.

(2)

This column represents the bonus compensation awarded to NEOs during fiscal 2022, 2021 and 2020 and paid in early fiscal 2023, 2022 and 2021, respectively.  For additional information on the amount related to bonus compensation, see the previous discussion in the Compensation Discussion and Analysis entitled “Bonus.”

(3)

This column represents the aggregate grant-date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions. For assumptions used in determining these values, please see Note 2 (listed under Stock-Based Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2022, 2021 and 2020 Form 10-K. Information regarding the restricted stock awards granted to the NEOs during fiscal 2022 is set forth in the Grants of Plan-Based Awards Table on a grant-by-grant basis.

(4)

This column represents the aggregate grant-date fair value of stock option awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions. For assumptions used in determining these values, please see Note 2 (listed under Stock-Based Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2022, 2021 and 2020 Form 10-K. Information regarding the stock option awards granted to our NEOs during 2022 is set forth in the Grants of Plan-Based Awards Table on a grant-by-grant basis.

(5)

The amounts set forth in this column were earned during fiscal 2021 and paid in early fiscal 2022 to each of the NEOs under our executive Short-Term Cash Based Incentives. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the previous discussion in the Compensation Discussion and Analysis entitled, “Short-Term Cash Based Incentives.” Information regarding the threshold, target and maximum estimated future payouts under non-equity incentive plan awards is set forth in the Grants of Plan-Based Awards Table.

(6)	All other compensation includes 401(k) employer match contributions and company paid life insurance premiums.
(7)

In fiscal 2017, Mr. Ellis relocated to Austria at our request and received international assignment-related benefits, including housing-related expenses and tax equalization. In fiscal 2022, he received $388,149 in tax equalization payments, $49,957 in housing-related benefits, and $13,340 in other assignment related benefits. In fiscal 2021, he received $226,549 in tax equalization payments. In fiscal 2020, he received $96,559 in housing-related benefits, $34,728 in other assignment-related costs, and $256,615 in tax equalization payments. The tax-equalization payments are intended to place Mr. Ellis in a similar net tax position as a similarly compensated employee in the United States.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the NEOs in fiscal 2022. In the columns described as Estimated Future Payouts Under Non-Equity Incentive Plan Awards, this table quantifies potential awards under the executive short-term cash based incentives plan discussed previously.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#) (2)	Options (#) (3)	Awards ($) (4)	Awards ($) (5)
Thomas D. Campion		108,875	217,750	435,500	—	—	—	—
Chairman of the Board

Richard M. Brooks		459,375	918,750	1,837,500	—	—	—	—
Chief Executive Officer and Director

Christopher C. Work		169,875	339,750	679,500
Chief Financial Officer	3/14/2022				5,190			209,987
	3/14/2022					10,568	40.46	209,986

Troy R. Brown		196,700	393,400	786,800
President North America	3/14/2022				10,318			417,466
	3/14/2022					21,011	40.46	417,489

Chris K. Visser		122,850	245,700	491,400
Chief Legal Officer and Secretary	3/14/2022				3,707			149,985
	3/14/2022					7,549	40.46	149,999

Adam C. Ellis		128,100	256,200	512,400
President International	3/14/2022				4,448			179,966
	3/14/2022					9,058	40.46	179,982

(1)

These columns show what the potential payout for each NEO was under the executive short-term cash based incentives for fiscal 2022 if the threshold, target or maximum goals were satisfied for all performance measures. The short-term cash-based incentive was approved in March 2022. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Short-Term Cash Based Incentives” and the Summary Compensation Table for amounts earned by the NEOs in fiscal 2022.

(2)

This column shows the number of shares of restricted stock granted in fiscal 2022 to the NEOs. The restricted stock awards vest over a three-year period in equal annual installments beginning on the first anniversary date of the grant. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Long-Term Equity Incentives.” Information on the aggregate grant-date fair value of restricted stock awards is set forth in the Summary Compensation Table.

(3)

This column shows the number of stock options granted in fiscal 2022 to the NEOs. These stock options vest over a four-year period in equal annual installments beginning on the first anniversary date of the grant. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Long-Term Equity Incentives.” Information on the aggregate grant-date fair value of stock option awards is set forth in the Summary Compensation Table.

(4)	This column shows the exercise price for the stock options granted, which was the closing price of the Company’s stock on the grant date indicated.

(5)

This column represents the aggregate grant-date fair value of restricted stock and stock option awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions.  For assumptions used in determining these values, please see Note 2 (listed under Stock-Based Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2022 Form 10-K. These amounts reflect the Company’s accounting expense for these stock option and restricted stock awards to be recognized over the vesting period of the grants, and do not correspond to the actual value that will be recognized by the NEO.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock option awards and restricted stock awards for the NEOs at January 28, 2023. This table includes unexercised and unvested stock options and restricted stock awards. The vesting schedule for each grant of stock options and restricted stock awards is shown in the footnotes to this table. The market value of the restricted stock awards is based on the closing market price of our stock on January 28, 2023, which was $25.75.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Options Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested
Name	(#)		(#)	($)	Date	(#)		($)
Thomas D. Campion	—		—	—	—	—		—
Chairman of the Board

Richard M. Brooks	—		—	—	—	—		—
Chief Executive Officer and Director

Christopher C. Work	3,011	(1)	—	38.57	3/16/2025	—		—
Chief Financial Officer	2,699	(3)	—	23.40	3/19/2028	—		—
	3,133	(4)	3,133	24.54	3/18/2029	—		—
	4,662	(5)	9,324	18.60	3/16/2030	—		—
	1,928	(6)	5,784	45.31	3/15/2031	—		—
	—	(7)	10,568	40.46	3/14/2032	—		—
	—		—	—	—	2,867	(10)	73,825
	—		—	—	—	2,574	(12)	66,281
	—		—	—	—	5,190	(15)	133,643

Troy R. Brown	8,915	(1)	—	38.57	3/16/2025	—		—
President North America	7,078	(2)	—	17.70	3/13/2027	—		—
	25,906	(3)	—	23.40	3/19/2028	—		—
	23,496	(4)	7,832	24.54	3/18/2029	—		—
	23,310	(5)	23,310	18.60	3/16/2030	—		—
	4,600	(6)	13,800	45.31	3/15/2031	—		—
	—	(7)	21,011	40.46	3/14/2032	—		—
	—		—	—	—	9,302	(8)	239,527
	—		—	—	—	7,168	(10)	184,576
	—		—	—	—	6,142	(12)	158,157
	—		—	—	—	10,318	(15)	265,689

Chris K. Visser	—	(4)	2,611	24.54	3/18/2029	—		—
Chief Legal Officer and Secretary	—	(5)	8,159	18.60	3/16/2030	—		—
	1,652	(6)	4,958	45.31	3/15/2031	—		—
	—	(7)	7,549	40.46	3/14/2032	—		—
	—		—	—	—	2,508	(10)	64,581
	—		—	—	—	2,206	(12)	56,805
	—		—	—	—	3,707	(15)	95,455

Adam C. Ellis	4,371	(5)	8,741	18.60	3/16/2030	—		—
President International	1,652	(6)	4,958	45.31	3/15/2031	—		—
	—	(7)	9,058	40.46	3/14/2032	—		—
	—		—	—	—	3,877	(9)	99,833
	—		—	—	—	2,688	(11)	69,216
	—		—	—	—	6,621	(13)	170,491
	—		—	—	—	2,206	(14)	56,805
	—		—	—	—	4,448	(16)	114,536

(1)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 16, 2015.
(2)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 13, 2017.
(3)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 19, 2018.
(4)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 18, 2019.
(5)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 16, 2020.
(6)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 15, 2021.
(7)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 14, 2022.
(8)	This restricted stock grant vest over a five-year period in varying annual installments beginning on the second grant date anniversary. The grant date was June 15, 2018.
(9)	This restricted stock units grant vest over a five-year period in varying annual installments beginning on the second grant date anniversary. The grant date was June 15, 2018.
(10)	This restricted stock grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 16, 2020.
(11)	This restricted stock unit grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 16, 2020.
(12)	This restricted stock grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 15, 2021.
(13)	This restricted stock unit grant vest at the end of a three-year period beginning on the grant date. The grant date was March 15, 2021.
(14)	This restricted stock unit grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 15, 2021.
(15)	This restricted stock unit grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 14, 2022.
(16)	This restricted stock unit grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 14, 2022.

Option Exercises and Stock Vested

The following table provides information for the NEOs on stock option exercises and on the vesting of other stock awards during fiscal 2022, including the number of shares acquired upon exercise or vesting and the value released before payment of any applicable withholding taxes and broker commissions.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Valued Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Name	(#)	($)	(#)	($)
Thomas D. Campion	—	—	—	—
Chairman of the Board

Richard M. Brooks	—	—	—	—
Chief Executive Officer and Director

Christopher C. Work	—	—	6,193	264,516
Chief Financial Officer

Troy R. Brown	—	—	24,636	922,339
President North America

Chris K. Visser	9,388	189,290	5,310	226,751
Chief Legal Officer and Secretary

Adam C. Ellis	—	—	9,416	308,449
President International

(1)

The dollar amount realized upon exercise was calculated by determining the difference between the market price of the underlying shares of common stock at exercise and the exercise price of the stock options.

(2)	The dollar amount realized upon vesting was calculated by applying the market price of the restricted stock shares on the vesting dates.

Pension Benefits

The Company does not maintain a defined benefit pension plan or supplemental pension plan.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change in Control

Certain of the NEOs have unvested stock options and awards of restricted stock under the Company’s 2014 Equity Incentive Plan, the vesting of which may accelerate in the event of a Change in Control (as defined below).  The Company does not maintain a severance or separation plan, or any such individual plans, for its executive officers.  Accordingly, except as described below, there are no agreements, arrangements or plans that entitle the Company’s executive officers to enhanced benefits upon termination of their employment.  The information below is a summary of certain provisions of these agreements and does not attempt to describe all aspects of the agreements. The rights of the parties are governed by the actual agreements and are in no way modified by the abbreviated summaries set forth in this proxy statement.

Double-Trigger Acceleration of Stock Award Vesting

The Company’s 2014 Equity Incentive Plan has a double-trigger acceleration which provides that in the event of a Change in Control we do not accelerate vesting of awards that are assumed or replaced by the resulting entity after a change in control unless an employee employment is also terminated by the Company without cause or by the employee with good reason within one year of the change in control.

For purposes of the 2014 Equity Incentive Plan, “Change in Control” means:

(i)

the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii)	the sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

The following table shows the potential payments the NEOs could have received under these arrangements in connection with a Change in Control on January 28, 2023:

	Change in Control with Double Trigger Acceleration
Executive Officer	Stock Option Vesting in Connection with a Change in Control (1)	Restricted Stock Vesting in Connection with a Change in Control (2)
Thomas D. Campion Chairman of the Board	$—	$—
Richard M. Brooks, Chief Executive Officer and Director	$—	$—
Christopher C. Work Chief Financial Officer	$70,458	$273,748
Troy R. Brown President North America	$176,143	$847,948
Chris K. Visser Chief Legal Officer and Secretary	$61,496	$216,841
Adam C. Ellis President International	$62,498	$510,880

(1)

Represents the amount calculated by multiplying the number of in-the-money unvested options with respect to which the vesting would accelerate as a result of Change in Control under the circumstances of a double trigger acceleration as defined in the 2014 Equity Incentive Plan noted by the difference between the exercise price and the closing price of a share of common stock on the last trading day of fiscal 2022. The number of shares subject to unvested stock options and exercise prices thereof are shown previously in the Outstanding Equity Awards at Fiscal Year-End table.

(2)

Represents the amount of unvested restricted stocks awarded with respect to which the vesting would accelerate as a result of a Change in Control under the circumstances of a double trigger acceleration as defined in the 2014 Equity Incentive Plan noted by the number of restricted stock shares unvested at the closing price of a share of common stock on the last trading day of fiscal 2022.

Death or Disability

The restricted stock awarded under the Company’s 2014 Equity Incentive Plan provide that if a participant’s employment is terminated by reason of death or disability (as defined in the 2014 Equity Incentive Plan), then unvested restricted stock awards would accelerate and immediately vest. Beginning in March 2020, the stock options awarded under the Company’s 2014 Equity Incentive Plan provide that if a participant’s employment is terminated by reason of death and disability (as defined in the 2014 Equity Incentive Plan), then unvested stock options would accelerate and immediately vest.

The value of the potential payments the NEOs that would have vested assuming a January 28, 2023 termination of employment due to death or disability was:  Christopher C. Work, $340,415; Troy R. Brown, $1,014,614; Chris K. Visser, $275,178; and Adam C. Ellis, $573,378.

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our Chief Executive Officer (CEO), Mr. Brooks, and other Named Executive Officers (NEOs) and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.

					Value of Initial Fixed $100
					Investment Based on:			Company Selected Measures
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO	Average Summary Compensation Table Total Compensation for Other NEOs	Average Compensation Actually Paid to Other NEOs	Cumulative Total Shareholder Return	Peer Group Cumulative Total Shareholder Return	Net Income ($ millions)	Net Sales ($ millions)	Product Margin	Operating Profit ($ millions)
2022	740,487	740,487	909,952	268,029	82.61	117.11	21.0	958.4	56.9%	31.1
2021	2,474,467	2,474,467	1,367,156	1,369,613	138.76	149.69	119.3	1,183.9	57.4%	157.8
2020	1,664,205	1,664,205	1,118,380	1,885,722	138.21	157.47	76.2	990.7	56.3%	96.9

The following amounts were deducted from or added to the amounts set forth in the Summary Compensation Table under the total compensation column in accordance with the SEC required adjustments to calculate Average Compensation Actually Paid to our non-CEO NEOs. The fair value of stock awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.

Prior FYE	2/1/2020	1/30/2021	1/29/2022
Current FYE	1/30/2021	1/29/2022	1/28/2023
Fiscal Year	2020	2021	2022
Average SCT Total for Other NEOs	1,118,380	1,367,156	909,952
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(339,992)	(416,973)	(382,972)
+ Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	969,701	382,689	216,694
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	304,384	361	(421,041)
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(166,751)	36,380	(54,604)
Average Compensation Actually Paid to Other NEOs	1,885,722	1,369,613	268,029

Equity Compensation Plan Information

The following table sets forth information concerning the Company’s equity compensation plans at January 28, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	317,000	$29.30	1,293,979
Equity compensation plans not approved by security holders (2)	—	—	—
Employee stock purchase plans approved by security holders (3)	—	—	42,385

(1)	Equity compensation plans approved by shareholders includes the 2014 Equity Incentive Plan.
(2)	The Company does not have any equity compensation plans that were not approved by the Company’s shareholders.
(3)	Employee stock purchase plans approved by shareholders include the 2014 Employee Stock Purchase Plan.

Report Of The Audit Committee Of The Board Of Directors

The audit committee operates under a written charter adopted by the Company’s board of directors. The charter of the audit committee is available at http://ir.zumiez.com.

We have reviewed and discussed with management our consolidated financial statements as of and for the fiscal year ended January 28, 2023.

We have reviewed and discussed with management and the independent auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about the effectiveness of the Company’s internal control over financial reporting.

We have discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communication with Audit Committees).

We have received and reviewed the written disclosures and the letter from our independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and have discussed with the independent auditor their independence.

Based on the reviews and discussions referred to previously, we recommended to our board of directors that the financial statements referred to previously be included in our Annual Report on Form 10-K.

THE AUDIT COMMITTEE

Steven P. Louden, Chairman

Travis D. Smith

Carmen R. Bauza

The audit committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the audit committee report by reference therein.

Fees Paid to Independent Registered Public Accounting Firm for Fiscal 2022 and 2021

The aggregate fees billed by Moss Adams LLP for professional services rendered for fiscal 2022 and fiscal 2021, are as follows:

	Fiscal 2022	Fiscal 2021
Audit fees (1)	$565,395	$529,917
Audit-related fees (2)	16,500	16,500
Total fees	$581,895	$546,417

(1)

Audit fees include services and costs in connection with the audit of the consolidated annual financial statements of the Company and reviews of the interim condensed consolidated financial statements included in the Company’s quarterly reports.

(2)	Audit-related fees include additional services in connection with the audit of the Company’s 401K plan.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the “de minimis exception” (discussed below) for non-audit services that are approved by the audit committee prior to the completion of the audit. The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting. The audit committee will evaluate whether any permitted non-audit services are compatible with maintaining the auditor’s independence.

As discussed previously, all services of the auditor must be pre-approved by the audit committee except for certain services other than audit, review or attest services that meet the “de minimis exception” under 17 CFR Section 210.2-01, namely:

•	the aggregate amount of fees paid for all such services is not more than 5% of the total fees paid by the Company to its auditor during the fiscal year in which the services are provided;
•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and
•	such services are promptly brought to the attention of the audit committee and approved prior to the completion of the audit.

During fiscal 2022 and 2021, there were no services that were performed pursuant to the “de minimis exception.”

PROPOSAL 4

APPROVAL OF THE ZUMIEZ INC. 2023 EQUITY INCENTIVE PLAN

The board of directors believes that the effective use of equity-based long-term incentive compensation is critical to its ability to attract and retain highly qualified persons to serve as officers, non-employee directors and key employees and to promote greater ownership in the Company by such individuals to align their interests more closely with the interests of the Company’s shareholders.  The Company’s current long-term incentive plan will terminate as of May 24, 2024.  The board of directors is seeking shareholder approval of the Zumiez Inc. 2023 Equity Incentive Plan (the “2023 Equity Incentive Plan”) so that the Company can continue to offer appropriate equity-based incentives to its employees.  The board of directors approved the 2023 Equity Incentive Plan on March 8, 2023, subject to shareholder approval at the annual meeting.

The board of directors recommends that shareholders vote “FOR” approval of the 2023 Equity Incentive Plan

If the 2023 Equity Incentive Plan is approved by shareholders, it will replace the Company’s 2014 Equity Incentive Plan (the “Predecessor Plan”), which will be terminated as to new awards on the date of shareholder approval of the 2023 Equity Incentive Plan (the “Effective Date”).  Outstanding awards under the Predecessor Plan will continue to be governed by the terms of the Predecessor Plan until exercised, settled, expired or otherwise terminated or canceled.  If the 2023 Equity Incentive Plan is not approved by shareholders, the Company will not be able to make equity-based incentive awards under the Predecessor Plan after it expires in May 2024.

As of the Effective Date, the maximum number of shares available for issuance under the 2023 Equity Incentive Plan will be 2,419,354 shares, less one share for every share that was subject to an award granted under the Predecessor Plan after March 22, 2023 and prior to the Effective Date. The 2,419,354 shares reflect 915,539 shares that were available for issuance under the Predecessor Plan as of March 22, 2023 and 1,503,815 newly requested shares. In addition, shares subject to outstanding awards under the Predecessor Plan may become available for issuance under the 2023 Equity Incentive Plan to the extent such shares, as of March 22, 2023, are subject to outstanding awards under the Predecessor Plan but subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in shares).

Equity Grant Practices

Outstanding Equity Awards. As of March 22, 2023, there were 521,403 full-value awards (which consist of restricted stock and restricted stock units) issued and outstanding and 416,629 stock options outstanding under the Predecessor Plan. As of that date, the weighted average exercise price of our outstanding stock options was $27.23, and the weighted average contractual term for the outstanding stock options was 7.7 years.  As of March 22, 2023, 915,539 shares of common stock were available for issuance under the Predecessor Plan (the only stock plan under with equity awards can currently be issued). As of March 22, 2023, there were 19,749,327 shares of common stock outstanding.

Dilution.  Annual dilution from our equity compensation program is measured as the total number of shares subject to equity awards granted in a given year, less cancellations and other shares returned to the reserve that year, divided by total shares outstanding at the end of the year. Annual dilution from our equity compensation program for fiscal year 2022 was 1.10%.  Overhang is another measure of the dilutive impact of equity programs.  Existing overhang is equal to the number of shares subject to outstanding equity compensation awards divided by the total number of outstanding shares.  As of March 22, 2023, the existing overhang under our Predecessor Plan is 4.7%.  Total overhang is equal to the number of shares subject to outstanding equity compensation awards plus the number of shares available to be granted, divided by the total number of outstanding shares.  As of March 22, 2023, the total overhang under our Predecessor Plan is 9.4%, and the additional 1,503,815 shares being requested under the 2023 Equity Incentive Plan would increase our overhang by 7.6% and would bring our aggregated total overhang to approximately 17%.  Overhang percentages are based on approximately 19,749,327 shares of common stock outstanding as of March 22, 2023.

Burn Rate.  Burn rate is a measure of the number of shares subject to equity awards that we grant annually, which helps indicate the life expectancy of our equity plans and is a measure of shareholder dilution. We determine our burn rate by dividing the aggregate number of shares subject to awards granted during the year by the weighted average number of shares outstanding during the year.  Our three-year average burn rate is approximately 1.28%.

Fiscal Year	Options Granted	Full Value Shares Granted	Basic Weighted Average Common Shares Outstanding	Annual Burn Rate
2020	128,204	320,815	24,941,684	1.80%
2021	50,570	142,332	24,187,238	0.80%
2022	62,276	178,073	19,207,733	1.25%

The Company believes that its equity grant practices have been responsible and in the best interest of its shareholders.  Based on a review of these historical grant practices, the board of directors believes the shares available for grant under the 2023 Equity Incentive Plan will be sufficient to cover future award granting activity for the next five to seven years. The Company also believes that the burn rates discussed above are below the median of the average burn rates of the Company’s peer group.  Additionally, prior purchases under our share repurchase program (as described in our Annual Report on Form 10-K) have enabled us to mitigate the dilutive effect of past awards under our equity plan. Notwithstanding circumstances not currently accounted for in our projections, such as significant market value fluctuations or acquisitions, the board of directors expects to continue to grant awards under the 2023 Equity Incentive Plan consistent with the Company’s historic share utilization rates.

Key Features of the 2023 Equity Incentive Plan

The 2023 Equity Incentive Plan includes several features that will continue to protect the interests of our shareholders and that are sound corporate governance practices, including the following:

Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right, or SARs, is ten years.

Limitation on share counting. Shares surrendered for the payment of the exercise price or withholding taxes under stock options or stock appreciation rights may not again be made available for issuance under the 2023 Equity Incentive Plan.

No repricing or cash buyouts of stock options or stock appreciation rights. The 2023 Equity Incentive Plan prohibits the direct or indirect repricing or cash buyouts of options or stock appreciation rights without prior shareholder approval.

No discounted stock options or stock appreciation rights.  The 2023 Equity Incentive Plan prohibits the granting of stock options or stock appreciation rights with an exercise price less than the fair market value of the common stock on the date of grant.

Clawback. Awards granted under the 2023 Equity Incentive Plan are subject to any then current compensation recovery or clawback policy of the Company that applies to awards under the 2023 Equity Incentive Plan.

Double-trigger change of control vesting. Under the 2023 Equity Incentive Plan we do not accelerate vesting of awards that are assumed or replaced by the resulting entity after a change in control unless an employee’s employment is also terminated by the Company without cause or by the employee with good reason within one year of the change in control.

No Dividends on Unvested or Unearned Awards. We do not pay dividends or dividend equivalents on stock options, stock appreciation rights, restricted stock, restricted stock units or unearned performance shares.

Limit on Non-Employee Director Awards.  The 2023 Equity Incentive Plan establishes an aggregate limit on the amount of equity compensation that may be paid to a non-employee director in any plan year of $300,000.

No Automatic Share Replenishment or “Evergreen” Provision.  There is no evergreen provision pursuant to which the shares authorized for issuance under the 2023 Equity Incentive Plan can be automatically replenished.

Summary of the 2023 Equity Incentive Plan

The principal features of the 2023 Equity Incentive Plan are summarized below. The following summary of the 2023 Equity Incentive Plan does not purport to be a complete description of all of the provisions of the 2023 Equity Incentive Plan. It is qualified in its entirety by reference to the complete text of the 2023 Equity Incentive Plan, which is attached to this proxy statement as Annex A.

Eligibility

Awards may be granted under the 2023 Equity Incentive Plan to officers, employees, consultants and advisors of the Company and its affiliates and to non-employee directors of the Company. Incentive stock options may be granted only to employees of the Company or its subsidiaries. As of January 28, 2023, we employed approximately 2,600 full-time and approximately 6,800 part-time employees globally (though it is not our practice to grant long-term equity incentive awards to all employees) and we have six non-employee directors serving on the board of directors.  Also, the Company does not have a practice of granting equity awards to its consultants and advisors, and at this time does not foresee changing that practice.

Administration

The 2023 Equity Incentive Plan may be administered by the board of directors, or by the compensation committee of the board of directors or its delegate (each referred to as the “Committee”). The Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards.

Number of Authorized Shares

The number of shares of common stock authorized for issuance under the 2023 Equity Incentive Plan is 2,419,354 million shares. The 2,419,354 shares reflect 915,539 shares that were available for issuance under the Predecessor Plan as of March 22, 2023 and 1,503,815 newly requested shares. In addition, as of the date of shareholder approval of the 2023 Equity Incentive Plan, any awards then outstanding under the Predecessor Plans will remain subject to and be paid under the Predecessor Plan and any shares then subject to outstanding awards under the Predecessor Plan that subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in shares) will automatically become available for issuance under the 2023 Equity Incentive Plan. As of March 22, 2023, 938,032 shares of common stock were subject to outstanding awards under the Predecessor Plan. A total of approximately 19,749,327 shares of the common stock were outstanding as of March 22, 2023. The shares of common stock issuable under the 2023 Equity Incentive Plan will consist of authorized and unissued shares.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2023 Equity Incentive Plan and thereafter are forfeited to the Company, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of common stock available for grant under the 2023 Equity Incentive Plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the 2023 Equity Incentive Plan: (a) any award that is settled in cash rather than by issuance of shares of Common stock or (b) awards granted in assumption of or in substitution for awards previously granted by an acquired company. Shares tendered or withheld to pay the option exercise price or tax withholding will continue to count against the aggregate number of shares of common stock available for grant under the 2023 Equity Incentive Plan.

Limits on Awards to Non-employee Directors

No more than $300,000 may be granted in equity-based awards during any one year to a non-employee member of the board of directors, based on the grant date fair value for accounting purposes in the case of stock options or stock appreciation rights and based on the fair market value of the common stock underlying the award on the grant date for other equity-based awards.

Other Award Limitations

Subject to certain adjustments for changes in our corporate or capital structure described above, participants who are granted awards may not be granted stock options or stock appreciation rights for more than 1,000,000 shares in any calendar year or more than 500,000 shares for all share-based awards that are performance awards in any calendar year. The maximum dollar value granted to any participant pursuant to that portion of a cash award granted under the 2023 Equity Incentive Plan for any calendar year to any employee may not exceed $5 million for an annual incentive award and $5 million for all other cash-based awards.

Adjustments

If certain changes in the common stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in the common stock without receipt of consideration by the Company, or if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, the number and kind of securities for which stock options and other stock-based awards may be made under the 2023 Equity Incentive Plan shall be equitably adjusted by the Company. In addition, if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, the number and kind of securities subject to any outstanding awards and the exercise price of any outstanding stock options or SARs shall be equitably adjusted by the Company.

Types of Awards

The 2023 Equity Incentive Plan permits the granting of any or all of the following types of awards:

Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. The Committee sets exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of the common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). As of March 22, 2023, the closing sales prices of the common stock on the Nasdaq Global Select Market was $17.92 per share. Unless the Committee determines otherwise, fair market value means, as of a given date, the closing price of the common stock. At the time of grant, the Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed ten years) and other conditions on exercise.

Stock Appreciation Rights. The Committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2023 Equity Incentive Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Committee in accordance with the procedures described above for stock options. Exercise of an SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed ten years, and the term of a tandem SAR cannot exceed the term of the related stock option.

Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. The Committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units, which represent the right to receive shares of the common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Committee’s discretion. The restrictions may be based on continuous service with the Company or the attainment of specified performance goals, as determined by the Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Committee. The Committee may also grant other types of equity or equity-based awards subject to the terms of the 2023 Equity Incentive Plan and any other terms and conditions determined by the Committee.

Performance Awards. The Committee may grant performance awards, which entitle participants to receive a payment from the Company, the amount of which is based on the attainment of performance goals established by the Committee over a specified award period of not less than one year. Performance awards may be denominated in shares of common stock or in cash and may be paid in stock or cash or a combination of stock and cash, as determined by the Committee. Performance awards include annual incentive awards.

No Repricing

Without shareholder approval, the Committee is not authorized to (a) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2023 Equity Incentive Plan, such as stock splits, (b) take any other action that is treated as a repricing under generally accepted accounting principles or (c) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, restricted stock units or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

All cash and equity awards granted under the 2023 Equity Incentive Plan will be subject to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such act, any policies adopted by the Company to implement such requirements, and any other compensation recovery policies as may be adopted from time to time by the Company.

Performance-Based Compensation

The right of a grantee to exercise or receive a grant or settlement of any award may be subject to performance conditions that may be specified by the Committee.  Performance goals may, in the discretion of the Committee, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative to the performance of one or more comparable companies or indices.

The Committee may determine prospectively at the time that the performance goals are established the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings).

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

Change in Control

Effect of Change in Control. Under the 2023 Equity Incentive Plan, in the event of a change in control in which outstanding awards are not assumed, converted or replaced by the resulting entity, then upon the change in control all outstanding awards other than performance awards will become fully exercisable, all restrictions will lapse, and such awards will become vested and nonforfeitable, and all performance awards will be deemed to be satisfied and paid at target prorated up to and including the date of the change in control. In the event of a change in control in which outstanding awards are assumed, converted or replaced by the resulting entity, then, to the extent provided in the applicable award agreement, all outstanding awards other than performance awards will become fully exercisable, all restrictions will lapse, and such awards will become vested and nonforfeitable, and all performance awards will be deemed to be satisfied and paid at target (without proration) if, within one year after the change in control the participant’s employment or service is terminated by the Company other than for cause or by the participant for good reason. Notwithstanding the foregoing, in the event of a change in control, all outstanding awards held by non-employee directors will become fully exercisable, all restrictions will lapse, and such awards will become vested and nonforfeitable, and any specified performance goals will be deemed to be satisfied at target.

Definition of Change in Control. A change in control of the Company generally means the occurrence of any of the following events:

(i)

an acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to certain transactions described in paragraph (iii) below);

(ii)

a change in the composition of the board of directors such that the incumbent members of the board of directors cease to constitute at least a majority of the board (not including directors whose election, or nomination for election by stockholders, was approved by at least a majority of the incumbent board); or

(iii)

consummation of a reorganization, merger or consolidation, a sale of all or substantially all of the Company’s outstanding assets or the acquisition of assets or stock of another entity by the Company, unless after such transaction (a) the beneficial owners of common stock and voting securities of the Company immediately prior to the transaction retain at least 50% of such common stock and voting securities of the company resulting from such transaction, (b) no person beneficially owns 50% or more of the then outstanding common stock or voting securities of the company resulting from such transaction except to the extent such ownership existed prior to the transaction, and (c) at least a majority of the members of the board of directors of the company resulting from such transaction were incumbent directors of the Company prior to such transaction.

Term, Termination and Amendment of the 2023 Equity Incentive Plan

Unless earlier terminated by the board of directors, the 2023 Equity Incentive Plan will terminate, and no further awards may be granted, ten years after the date on which it is approved by shareholders. The board of directors may amend, suspend or terminate the 2023 Equity Incentive Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, shareholder approval will be required for any amendment. The amendment, suspension or termination of the 2023 Equity Incentive Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

New Plan Benefits

A new plan benefits table for the 2023 Equity Incentive Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2023 Equity Incentive Plan if the 2023 Equity Incentive Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the 2023 Equity Incentive Plan will be made at the Committee’s discretion, subject to the terms of the 2023 Equity Incentive Plan. Therefore, the benefits and amounts that will be received or allocated under the 2023 Equity Incentive Plan are not determinable at this time. The equity grant program for our non-employee directors is described under the Director Compensation section in this Proxy Statement.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2023 Equity Incentive Plan generally applicable to the Company and to participants in the 2023 Equity Incentive Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Stock Awards, Restricted Stock Units, and Performance Awards. A participant generally will not have taxable income upon the grant of restricted stock, restricted stock units or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Unrestricted Stock Awards. Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares.

Other Stock or Cash-Based Awards. The U.S. federal income tax consequences of other stock or cash-based awards will depend upon the specific terms of each award.

Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Code Section 409A. We intend that awards granted under the 2023 Equity Incentive Plan comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2023 Equity Incentive Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2023 Equity Incentive Plan until all tax withholding obligations are satisfied.

Vote Required

Approval of the 2023 Equity Incentive Plan requires that the number of “For” votes exceeds the number of “Against” votes cast by the holders of our shares of common stock entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ZUMIEZ INC. 2023 EQUITY INCENTIVE PLAN

PROPOSAL 5

APPROVAL OF THE ZUMIEZ INC. 2023 EMPLOYEE STOCK PURCHASE PLAN

General

Our board of directors proposes and recommends that shareholders approve and adopt the Zumiez Inc. 2023 Employee Stock Purchase Plan (the “2023 ESPP”). The 2023 ESPP was approved by the board of directors on March 8, 2023. The board of directors and the Company’s management believe that the adoption of the 2023 ESPP is in the best interests of the Company and necessary to provide eligible employees with a convenient method for acquiring an equity interest in the Company, enhance their sense of participation in the Company’s business and provide an incentive for continued employment. Approval of the 2023 ESPP requires that the number of “For” votes exceeds the number of “Against” votes cast by the holders of our shares of common stock entitled to vote on the proposal.

Description of the 2023 ESPP

In the following paragraphs we summarize the principal features of the 2023 ESPP as it is proposed to be adopted. This summary is qualified in its entirety by reference to the full text of the 2023 ESPP, which is attached to this proxy statement as Annex B. Shareholders are urged to read the 2023 ESPP in its entirety. Any capitalized terms used in this summary description but not defined here or elsewhere in this proxy statement have the meanings assigned to them in the 2023 ESPP.

On March 8, 2023, the Company’s board of directors adopted the 2023 ESPP and reserved 580,000 shares of common stock for issuance thereunder. The 2023 ESPP, including the right of participants to make purchases under the 2023 ESPP, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Section 423 of the Code. The 2023 ESPP is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA.

Purpose of the 2023 ESPP

The purpose of the 2023 ESPP is to provide employees, including the employees of any subsidiaries designated by the board of directors, with a convenient means to acquire an equity interest in the Company through payroll deductions, to enhance those employees’ sense of participation in our business, and to provide an incentive for continued employment.

Administration of the 2023 ESPP

The 2023 ESPP is administered by the compensation committee of the board of directors. All questions of interpretation or application of the 2023 ESPP are determined by the compensation committee and its decisions are binding upon all participants in the 2023 ESPP. The compensation committee may delegate any or all aspects of the day-to-day administration of the 2023 ESPP to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

Eligibility

Employees of the Company and its designated subsidiaries to which participation in the 2023 ESPP is extended by the compensation committee are eligible to participate in the 2023 ESPP. Unless otherwise determined by the compensation committee, the following classes of employees shall be excluded from participation in an offering under the 2023 ESPP: (i) employees whose customary employment is 20 hours or less per week, (ii) employees whose customary employment is for not more than five months in any calendar year and (iii) employees who have been employed less than five consecutive months prior to the beginning of an offering period.

As of March 22, 2023, approximately 2,464 employees were eligible to participate in the 2023 ESPP.

Offering Periods

The length of an offering period shall be as determined by the compensation committee, but in no event shall exceed 27 months. It is currently anticipated that offering periods will be six month periods, and the first offering period is anticipated to begin on October 1, 2023.

An eligible employee may begin participating in the 2023 ESPP effective at the beginning of an offering period. Once enrolled in the 2023 ESPP, a participant is able to purchase shares of the Company’s common stock with payroll deductions at the end of the applicable offering period.

Purchase Price

The price at which shares are purchased under the 2023 ESPP will not be less than an amount equal to the lower of (i) 85% of the fair market value of a share of common sock on the first day of the offering period or (ii) 85% of the fair market value of a share of common stock on the last day of the offering period. For purposes of the 2023 ESPP, fair market value means the closing or last price of the common stock on the trading day, or if the applicable day is not a trading day, the trading day immediately preceding the applicable date.

Payment of the Purchase Price; Payroll Deductions

A participant may designate payroll deductions to be used to purchase shares equal to a percentage of the participant’s eligible compensation that does not exceed 15%. A participant may change or discontinue payroll deductions in accordance with terms and procedures that the plan administrator may establish. A participant may withdraw from the 2023 ESPP at any time, and in that event all accumulated payroll deductions will be refunded to the participant.

At the end of each offering period, unless the participant has withdrawn from the 2023 ESPP, payroll deductions are applied automatically to purchase common stock at the price described above. The number of shares purchased is determined by dividing the payroll deductions by the applicable purchase price. Any amount that remains in a participant’s payroll deduction account after a purchase (i.e., if not sufficient to purchase an additional whole share) shall be carried over for future purchases. In no event may a participant purchase more than 5,000 shares in any offering period.

Adjustments and Limitations

In the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, exchange of shares, issuance of rights to subscribe or other change in capital structure, the compensation committee will appropriately adjust the number of shares available under the 2023 ESPP.

A participant is not permitted to purchase shares under the 2023 ESPP if the participant would own shares of common stock possessing 5% or more of the total combined voting power or value of all series of our common stock. A participant is also not permitted to purchase common stock with a fair market value in excess of $25,000 in any one calendar year. A participant does not have the rights of a shareholder until the shares are actually owned by the participant.

Nonassignability

Rights to purchase common stock under the 2023 ESPP may not be transferred by a participant and may be exercised during a participant’s lifetime only by the participant.

Amendment and Termination of the 2023 ESPP

The 2023 ESPP may be amended at any time by the compensation committee, subject to the approval of the Company’s shareholders to the extent required by Section 423 of the Code, applicable law, or stock exchange listing standards.

U.S. Federal Income Tax Consequences

The following tax discussion is a general summary of current U.S. federal income tax law consequences to participants in the 2023 ESPP as of the date of this proxy statement. The discussion is intended solely for general information and does not make specific representations to 2023 ESPP participants. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A participant’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

No income will be taxable to a participant at the time of the grant of the right to purchase shares or the actual purchase of the shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the participant’s holding period. Payroll deductions under the 2023 ESPP will be subject to income tax and the normal tax withholding rules.

If the shares have been held by the participant for more than two years after the date of option grant (i.e., the beginning of the applicable offering period), the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price for the shares or (b) the excess of the fair market value of the shares at the time the option was granted over the purchase price for the shares (determined based on the fair market value of the shares on that date) will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of this holding period, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from the beginning of the applicable offering period.

New Plan Benefits

Eligible employees participate in the 2023 ESPP voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the 2023 ESPP. Accordingly, future purchases under the 2023 ESPP are not determinable at this time. Non-management directors are not eligible to participate in the 2023 ESPP. Therefore, such awards have not been included in a table in this proxy statement. As of March 22, 2023, the closing price of common stock was $17.92 per share.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE FOR APPROVAL OF THE 2023 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 6

Ratification Of Selection Of Independent Registered Public Accounting Firm

Upon the recommendation of the audit committee, the board of directors has reappointed Moss Adams LLP to audit our consolidated financial statements for the fiscal year ending February 3, 2024 (“fiscal 2023”).  Moss Adams LLP has served as our independent registered public accounting firm since 2006.  A representative from Moss Adams LLP will be at the meeting to answer any questions that may arise.

If the shareholders do not ratify the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2023, our board of directors will evaluate what would be in the best interests of our Company and our shareholders and consider whether to select a new independent registered public accounting firm for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing our independent registered public accounting firm.

The Board Of Directors Recommends A Vote For Ratification Of Its Selection Of Moss Adams LLP As The Company’s Independent Registered Public Accounting Firm For Fiscal 2023

Householding Of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers, banks or other agents with account holders who are shareholders of Zumiez will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to Secretary, Zumiez Inc., 4001 204th Street SW, Lynnwood, Washington 98036.  Shareholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

Proposals Of Shareholders

We expect to hold our next annual meeting on or about May 29, 2024. If you wish to submit a proposal for inclusion in the proxy materials for that meeting, a must send the proposal to our Secretary at the address below. A shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received at our executive offices no later than December 23, 2023, to be considered for inclusion. Shareholder proposal must comply with all applicable legal requirements. Timely submission of a proposal does not guarantee that such proposal will be included in the proxy statement.

If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in our proxy materials, you must provide notice of such proposal to us no later than February 1, 2024, and not before January 2, 2024. Our bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in our bylaws, please contact:

Secretary

Zumiez Inc.

4001 204th Street SW

Lynnwood, Washington 98036

Other Matters

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Chris K. Visser
Chief Legal Officer and Secretary

Lynnwood, Washington

April 21, 2023

A copy of our Annual Report on Form 10-K for the fiscal year ended January 28, 2023 filed with the SEC is available without charge upon written request to: Secretary, Zumiez Inc., 4001 204th Street SW, Lynnwood, Washington 98036.

Annex A

ZUMIEZ INC.

2023 EQUITY INCENTIVE PLAN

Zumiez Inc., a Washington corporation (the “Company”), sets forth herein the terms of its 2023 Equity Incentive Plan (the “Plan”), as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, non-employee members of the Board, key employees, consultants and advisors, and to motivate such officers, non-employee members of the Board, key employees, consultants and advisors to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.  To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, other stock-based awards and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms hereof.  Stock options granted under the Plan may be Non-qualified Stock Options or Incentive Stock Options, as provided herein.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1.“Affiliate”

means any company or other trade or business that “controls,” is “controlled by” or is “under common control” with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

2.2.“Annual Incentive Award”

means a cash-based Performance Award with a performance period that is the Company’s fiscal year or other 12-month performance period as specified under the terms of the Award as approved by the Committee.

2.3.“Award”

means a grant of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-based Award or cash award under the Plan.

2.4.“Award Agreement”

means a written agreement between the Company and a Grantee, or notice from the Company or an Affiliate to a Grantee that evidences and sets out the terms and conditions of an Award.

2.5.“Board”

means the Board of Directors of the Company.

2.6.“Change in Control”

shall have the meaning set forth in Section 15.3.2.

2.7.“Code”

means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.  References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

2.8.“Committee”

means the Compensation Committee of the Board.  The Board will cause the Committee to satisfy the applicable requirements of any stock exchange on which the Common Stock may then be listed.  For purposes of Awards to Grantees who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act.  All references in the Plan to the Board shall mean such Committee or the Board.

2.9.“Company”

means Zumiez Inc., a Washington corporation, or any successor corporation.

2.10.“Common Stock”

or “Stock” means a share of common stock of the Company, no par value per share.

2.11.“Disability”

means total and permanent disability as defined in Section 22(e)(3) of the Code. Notwithstanding the foregoing, for any Awards that constitute nonqualified deferred compensation within the meaning of Section 409A and provide for an accelerated payment in connection with any Disability, Disability shall have the same meaning as defined under Section 409A.

2.12.“Effective Date”

means May 31, 2023, the date the Plan was approved by the Company’s shareholders.

2.13.“Exchange Act”

means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.14.“Fair Market Value”

of a share of Common Stock as of a particular date shall mean (i) if the Common Stock is listed on a national securities exchange, the closing or last price of the Common Stock on the composite tape or other comparable reporting system for the applicable date, or if the applicable date is not a trading day, the trading day immediately preceding the applicable date, or (ii) if the shares of Common Stock are not then listed on a national securities exchange, the closing or last price of the Common Stock quoted by an established quotation service for over-the-counter securities, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or quoted by an established quotation service for over-the-counter securities, or the value of such shares is not otherwise determinable, such value as determined by the Board in good faith in its sole discretion.

2.15.“Family Member”

means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than fifty percent of the voting interests.

2.16.“Grant Date”

means, as determined by the Board, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Board in the Award Agreement.

2.17.“Grantee”

means a person who receives or holds an Award under the Plan.

2.18.“Incentive Stock Option”

means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.19.“Non-qualified Stock Option”

means an Option that is not an Incentive Stock Option.

2.20.“Option”

means an option to purchase one or more shares of Stock pursuant to the Plan.

2.21.“Option Price”

means the exercise price for each share of Stock subject to an Option.

2.22.“Other Stock-based Awards”

means Awards consisting of Stock units, or other Awards, valued in whole or in part by reference to, or otherwise based on, Common Stock.

2.23.“Performance Award”

means an Award made subject to the attainment of performance goals (as described in Section 12) over a performance period of at least one (1) year, and includes an Annual Incentive Award.

2.24.“Plan”

means this Zumiez Inc. 2023 Equity Incentive Plan, as amended from time to time.

2.25.“Predecessor Plan”

means the Zumiez Inc. 2014 Equity Incentive Plan.

2.26.“Purchase Price”

means the purchase price for each share of Stock pursuant to a grant of Restricted Stock.

2.27.“Restricted Stock”

means shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.28.“Restricted Stock Unit”

means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.29.“SAR Exercise Price”

means the per share exercise price of a SAR granted to a Grantee under Section 9 hereof.

2.30.“SEC”

means the United States Securities and Exchange Commission.

2.31.“Section 409A”

means Section 409A of the Code.

2.32.“Securities Act”

means the Securities Act of 1933, as now in effect or as hereafter amended.

2.33.“Separation from Service”

means a termination of Service by a Service Provider, as determined by the Board, which determination shall be final, binding and conclusive; provided if any Award governed by Section 409A is to be distributed on a Separation from Service, then the definition of Separation from Service for such purposes shall comply with the definition provided in Section 409A.

2.34.“Service”

means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate.

2.35.“Service Provider”

means an employee, officer, non-employee member of the Board, consultant or advisor of the Company or an Affiliate.

2.36.“Stock Appreciation Right”

or “SAR” means a right granted to a Grantee under Section 9 hereof.

2.37.“Subsidiary”

means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.38.“Substitute Award”

means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a Subsidiary or with which the Company or an Affiliate combines.

2.39.“Ten Percent Shareholder”

means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.40.“Termination Date”

means the date that is ten (10) years after the Effective Date, unless the Plan is earlier terminated by the Board under Section 5.2 hereof.

2.41.“Transaction”

shall have the meaning set forth in Section 15.2.

3.	ADMINISTRATION OF THE PLAN

3.1.General.

  The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s articles of incorporation and bylaws and applicable law.  The Board shall have the power and authority to delegate its responsibilities hereunder to the Committee, which shall have full authority to act in accordance with its charter, and with respect to the authority of the Board to act hereunder, all references to the Board shall be deemed to include a reference to the Committee, to the extent such power or responsibilities have been delegated.  Except as specifically provided in Section 14 or as otherwise may be required by applicable law, regulatory requirement or the articles of incorporation or the bylaws of the Company, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan.  The Committee shall administer the Plan; provided that, the Board shall retain the right to exercise the authority of the Committee to the extent consistent with applicable law and the applicable requirements of any securities exchange on which the Common Stock may then be listed.  The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.  Without limitation, the Board shall have full and final authority, subject to the other terms and conditions of the Plan, to:

(i) designate Grantees;

(ii) determine the type or types of Awards to be made to a Grantee;

(iii) determine the number of shares of Stock to be subject to an Award;

(iv) establish the terms and conditions of each Award (including, but not limited to, the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(v) prescribe the form of each Award Agreement;

(vi) adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Grantees performing services in such countries and to meet the objectives of the Plan; and

(vii) amend, modify, or supplement the terms of any outstanding Award including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

To the extent permitted by applicable law, the Board may delegate its authority as identified herein to any individual or committee of individuals (who need not be directors), including without limitation the authority to make Awards to Grantees who are not subject to Section 16 of the Exchange Act.  To the extent that the Board delegates its authority to make Awards as provided by this Section, all references in the Plan to the Board’s authority to make Awards and determinations with respect thereto shall be deemed to include the Board’s delegate.  Any such delegate shall serve at the pleasure of, and may be removed at any time by the Board.

3.2.Restrictions; No Repricing.

Notwithstanding the foregoing, no amendment or modification may be made to an outstanding Option or SAR that causes the Option or SAR to become subject to Section 409A, without the Grantee’s written prior approval.  Notwithstanding any provision herein to the contrary, the repricing of Options or SARs is prohibited without prior approval of the Company’s shareholders.  For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or SAR to lower its Option Price or SAR Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) buying out or repurchasing for cash or canceling an Option or SAR at a time when its Option Price or SAR Exercise Price is greater than the Fair Market Value of the underlying shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 15.  A cancellation and exchange under clause (iii) would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

3.3.Award Agreements; Clawbacks.

The grant of any Award may be contingent upon the Grantee executing the appropriate Award Agreement.  The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee.  Furthermore, the Company may annul an Award if the Grantee is terminated for “cause” as defined in the applicable Award Agreement.

Awards shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery policies adopted by the Company to implement any such requirements, (iv) any other compensation recovery policies as may be adopted from time to time by the Company or (v) any insider trading policies that the Company may have in effect, all to the extent determined by the Committee in its discretion to be applicable to a Grantee.

3.4.Deferral Arrangement.

The Board may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Section 409A, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock units.

3.5.No Liability.

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

3.6.Book Entry.

Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

4.	STOCK SUBJECT TO THE PLAN

4.1.Authorized Number of Shares.

Subject to adjustment under Section 15 and the share usage provisions in Section 4.2, as of the Effective Date, the aggregate number of shares of Common Stock that may be initially issued pursuant to the Plan is 2,419,354 shares, less one share for every one share that was subject to an award granted under the Predecessor Plan after March 22, 2023 and prior to the Effective Date.  In addition, shares of Common Stock underlying any outstanding stock option or other award granted under the Predecessor Plan that is canceled, terminates, expires, or lapses for any reason without issuance of such shares shall be available for the grant of new Awards under this Plan.  No new awards shall be granted under the Predecessor Plan following the Effective Date.  Shares issued under the Plan may consist in whole or in part of authorized but unissued shares.

4.2.Share Counting.

If any Award is canceled, terminates, expires, or lapses for any reason, any shares of Common Stock subject to such Award shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above.  In addition, the following items shall not count against the aggregate number of shares of Common Stock available for grants under the Plan set forth in Section 4.1 above: (i) Award that is settled in cash rather than by issuance of Shares; or (ii) Substitute Awards.  The full number of shares of Common Stock with respect to which an Option or SAR is granted shall count against the aggregate number of shares available for grant under the Plan.  Accordingly, if in accordance with the terms of the Plan, a Participant pays the Option Price for an Option by either tendering previously owned shares or having the Company withhold shares, then such shares surrendered to pay the Option Price shall continue to count against the aggregate number of shares available for grant under the Plan set forth in Section 4.1 above.  In addition, if in accordance with the terms of the Plan, a Participant satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering previously owned shares or having the Company withhold shares, then such shares surrendered to satisfy such tax withholding requirements shall continue to count against the aggregate number of shares available for grant under the Plan set forth in Section 4.1 above.

4.3.Award Limits.

4.3.1.Incentive Stock Options.

Subject to adjustment under Section 15, all 2,419,354 of such shares of Common Stock available for issuance under the Plan shall be available for issuance under Incentive Stock Options.

4.3.2.Individual Award Limits – Share-Based Awards.

Subject to adjustment under Section 15, the maximum number of each type of Award (other than cash-based Performance Awards) granted to any Grantee in any calendar shall not exceed the following: (i) Options and SARs: 1,000,000 shares; and (ii) all share-based Performance Awards (including Restricted Stock, Restricted Stock Units and Other Stock-based Awards that are Performance Awards): 500,000 shares.

4.3.3.Individual Award Limits – Cash-Based Awards.

The maximum amount of cash-based Performance Awards granted to any Grantee in any calendar year shall not exceed the following: (i) Annual Incentive Award: $5,000,000; and (ii) all other cash-based Performance Awards: $5,000,000.

4.3.4.Limits on Awards to Non-Employee Directors.

No more than $300,000 may be granted in equity-based Awards under the Plan during any one year to a Grantee who is a non-employee member of the Board (based on the Fair Market Value of the shares of Common Stock underlying the Award as of the applicable Grant Date in the case of Restricted Stock, Restricted Stock Units or Other Stock-based Awards, and based on the applicable grant date fair value for accounting purposes in the case of Options or SARs).

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.Term.

The Plan shall be effective as of the Effective Date, provided that it has been approved by the Company’s shareholders.  The Plan shall terminate automatically on the ten (10) year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 5.2.

5.2.Amendment and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Awards which have not been made.  An amendment shall be contingent on approval of the Company’s shareholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements.  Notwithstanding the foregoing, any amendment to Section 3.2 shall be contingent upon the approval of the Company’s shareholders.  No Awards shall be made after the Termination Date.  The applicable terms of the Plan, and any terms and conditions applicable to Awards granted prior to the Termination Date shall survive the termination of the Plan and continue to apply to such Awards.  No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, materially impair rights or obligations under any Award theretofore awarded.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.Service Providers.

Subject to this Section, Awards may be made to any Service Provider, including any Service Provider who is an officer, non-employee member of the Board, consultant or advisor of the Company or of any Affiliate, as the Board shall determine and designate from time to time in its discretion.

6.2.Successive Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3.Stand-Alone, Additional, Tandem, and Substitute Awards.

Awards may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate.  Such additional, tandem, and substitute or exchange Awards may be granted at any time.  If an Award is granted in substitution or exchange for another Award, the Board shall have the right to require the surrender of such other Award in consideration for the grant of the new Award. Subject to Section 3.2, the Board shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate.  In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock Units or Restricted Stock).

7.	AWARD AGREEMENT

Each Award shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine.  Without limiting the foregoing, an Award Agreement may be provided in the form of a notice which provides that acceptance of the Award constitutes acceptance of all terms of the Plan and the notice.  Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan.  Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.Option Price.

The Option Price of each Option shall be fixed by the Board and stated in the related Award Agreement.  The Option Price of each Option (except those that constitute Substitute Awards) shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten Percent Shareholder as of the Grant Date, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date.  In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2.Vesting.

Subject to Section 8.3 hereof, each Option shall become exercisable at such times and under such conditions (including, without limitation, performance requirements) as shall be determined by the Board and stated in the Award Agreement.

8.3.Term.

Each Option shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the related Award Agreement; provided, however, that in the event that the Grantee is a Ten Percent Shareholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option at the Grant Date shall not be exercisable after the expiration of five (5) years from its Grant Date.

8.4.Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, (i) prior to the date the Plan is approved by the shareholders of the Company as provided herein or (ii) after the occurrence of an event which results in termination of the Option.

8.5.Method of Exercise.

An Option that is exercisable may be exercised by the Grantee’s delivery of a notice of exercise to the Company, setting forth the number of shares of Stock with respect to which the Option is to be exercised, accompanied by full payment for the shares in accordance with Section 11.  To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

8.6.Rights of Holders of Options.

Unless otherwise stated in the related Award Agreement, an individual holding or exercising an Option shall have none of the rights of a shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him.  Except as provided in Section 15 hereof or the related Award Agreement, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.7.Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.

8.8.Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000.  This limitation shall be applied by taking Options into account in the order in which they were granted.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1.Right to Payment.

A SAR shall confer on the Grantee a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the SAR Exercise Price, as determined by the Board.  The Award Agreement for an SAR shall specify the SAR Exercise Price, which shall be fixed on the Grant Date as not less than the Fair Market Value of a share of Stock on that date.  SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award.  A SAR granted in tandem with an outstanding Option following the Grant Date of such Option shall have a SAR Exercise Price that is equal to the Option Price; provided, however, that the SAR Exercise Price may not be less than the Fair Market Value of a share of Stock on the Grant Date of the SAR to the extent required by Section 409A.

9.2.Other Terms.

The Board shall determine at the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following Separation from Service or upon other conditions, the method of exercise, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

9.3.Term of SARs.

The term of a SAR granted under the Plan shall be determined by the Board, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

9.4.Payment of SAR Amount.

Upon exercise of a SAR, a Grantee shall be entitled to receive payment from the Company (in cash or Stock, as determined by the Board) in an amount determined by multiplying:

(i)	the difference between the Fair Market Value of a share of Stock on the date of exercise over the SAR Exercise Price; by
(ii)	the number of shares of Stock with respect to which the SAR is exercised.
10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1.Restrictions.

At the time of grant, the Board may, in its sole discretion, establish a period of time (a “restricted period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Stock or Restricted Stock Units in accordance with Section 12.1 and 12.2.  Each Award of Restricted Stock or Restricted Stock Units may be subject to a different restricted period and additional restrictions. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other applicable restrictions.

10.2.Restricted Stock Certificates.

The Company shall issue stock, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates or other evidence of ownership representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date.  The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee; provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and make appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.3.Rights of Holders of Restricted Stock.

Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have rights as shareholders of the Company, including voting rights, but excluding dividend rights (except as provided in Section 15.1).

10.4.Rights of Holders of Restricted Stock Units.

10.4.1.Settlement of Restricted Stock Units.

Restricted Stock Units may be settled in cash or Stock, as determined by the Board and set forth in the Award Agreement.  The Award Agreement shall also set forth whether the Restricted Stock Units shall be settled (i) within the time period specified for “short term deferrals” under Section 409A or (ii) otherwise within the requirements of Section 409A, in which case the Award Agreement shall specify upon which events such Restricted Stock Units shall be settled.

10.4.2.Voting and Dividend Rights.

Unless otherwise stated in the applicable Award Agreement, holders of Restricted Stock Units shall not have rights as shareholders of the Company, including no voting or dividend or dividend equivalent rights.

10.4.3.Creditor’s Rights.

A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company.  Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.5.Purchase of Restricted Stock.

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the related Award Agreement.  If specified in the Award Agreement, the Purchase Price may be deemed paid by Services already rendered.  The Purchase Price shall be payable in a form described in Section 11 or, in the discretion of the Board, in consideration for past Services rendered.

10.6.Delivery of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

11.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

11.1.General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 11.

11.2.Surrender of Stock.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of shares of Stock, which shares shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price for Restricted Stock has been paid thereby, at their Fair Market Value on the date of exercise or surrender.  Notwithstanding the foregoing, in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares of Stock may be authorized only at the time of grant.

11.3.Cashless Exercise.

With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 17.3.

11.4.Other Forms of Payment.

To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules, including, but not limited to, the Company’s withholding of shares of Stock otherwise due to the exercising Grantee.

12.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

12.1.Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

12.2.Performance Awards.

12.2.1.Performance Goals.

The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 12.2.  Performance goals shall be objective.  The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards.  Performance goals may, in the discretion of the Committee, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable.  Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices).  The Committee may determine prospectively at the time that goals under this Section 12 are established,  the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings).  Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

12.2.2.Timing for Establishing Performance Goals.

Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be determined by the Committee in its discretion.

12.2.3.Settlement of Performance Awards; Other Terms.

Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards.

12.3.Determinations by Committee.

The Committee will make all determinations as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards, and such determinations may be made in writing.

13.	other sTOCK-based awards

13.1.Grant of Other Stock-based Awards.

Other Stock-based Awards may be granted either alone or in addition to or in conjunction with other Awards under the Plan.  Other Stock-based Awards may be granted in lieu of other cash or other compensation to which a Service Provider is entitled from the Company or may be used in the settlement of amounts payable in shares of Common Stock under any other compensation plan or arrangement of the Company.  Subject to the provisions of the Plan, the Committee shall have the sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of such Awards.  Unless the Committee determines otherwise, any such Award shall be confirmed by an Award Agreement, which shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

13.2.Terms of Other Stock-based Awards.

Any Common Stock subject to Awards made under this Section 13 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

14.	REQUIREMENTS OF LAW

14.1.General.

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations.  If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award.  Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act.  Any determination in this connection by the Board shall be final, binding, and conclusive.  The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority.  As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

14.2.Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act.  To the extent that any provision of the Plan or action by the Board or Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan.  In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1.Changes in Stock.

If (i) the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date or (ii) there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, the number and kinds of shares for which grants of Options and Other Stock-based Awards may be made under the Plan (including the per-Grantee maximums set forth in Section 4) shall be equitably adjusted by the Company; provided that any such adjustment shall comply with Section 409A.  In addition, in the event of any such increase or decrease in the number of outstanding shares or other transaction described in clause (ii) above, the number and kind of shares for which Awards are outstanding and the Option Price per share of outstanding Options and SAR Exercise Price per share of outstanding SARs shall be equitably adjusted; provided that any such adjustment shall comply with Section 409A.

15.2.Effect of Certain Transactions.

Except as otherwise provided in an Award Agreement and subject to the provisions of Section 15.3, in the event of (a) the liquidation or dissolution of the Company or (b) a reorganization, merger, exchange or consolidation of the Company or involving the shares of Common Stock (a “Transaction”), the Plan and the Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Grantee shall be entitled to receive in respect of each share of Common Stock subject to any outstanding Awards, upon exercise or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share of Common Stock was entitled to receive in the Transaction in respect of a share of Common stock; provided, however, that, unless otherwise determined by the Committee, such stock, securities, cash, property or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Awards prior to such Transaction.  Without limiting the generality of the foregoing, the treatment of outstanding Options and SARs pursuant to this Section 15.2 in connection with a Transaction in which the consideration paid or distributed to the Company’s shareholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding Options and SARs upon consummation of the Transaction as long as, at the election of the Committee, (i) the holders of affected Options and SARs have been given a period of at least fifteen (15) days prior to the date of the consummation of the Transaction to exercise the Options or SARs (to the extent otherwise exercisable) or (ii) the holders of the affected Options and SARs are paid (in cash or cash equivalents) in respect of each Share covered by the Option or SAR being canceled an amount equal to the excess, if any, of the per share price paid or distributed to shareholders in the transaction (the value of any non-cash consideration to be determined by the Committee in its sole discretion) over the Option Price or SAR Exercise Price, as applicable.  For avoidance of doubt, (1) the cancellation of Options and SARs pursuant to clause (ii) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Award Agreement and (2) if the amount determined pursuant to clause (ii) of the preceding sentence is zero or less, the affected Option or SAR may be cancelled without any payment therefore.  The treatment of any Award as provided in this Section 15.2 shall be conclusively presumed to be appropriate for purposes of Section 15.1.

15.3.Change in Control.

15.3.1.Consequences of a Change in Control.

For Awards granted to non-employee members of the Board, upon a Change in Control all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable, and any specified performance goals with respect to outstanding Awards shall be deemed to be satisfied at the greater of (A) target or (B) the actual level of performance determined as if the applicable performance period had ended as of (y) the last trading day immediately preceding the Change in Control or (z) if determined by the Committee to be necessary or appropriate based on the applicable performance goal, as of another specified date preceding the Change in Control (e.g., the Company’s preceding fiscal quarter end).

For Awards granted to any other Service Providers, either of the following provisions shall apply, depending on whether, and the extent to which, Awards are assumed, converted or replaced by the resulting entity in a Change in Control:

(i)

To the extent such Awards are not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards, other than for Performance Awards, shall lapse and become vested and non-forfeitable, and for any outstanding Performance Awards:

a.

any specified performance goals with respect to such outstanding Awards shall be deemed to be satisfied at the greater of (A) target or (B) the actual level of performance determined as if the applicable performance period had ended as of (y) the last trading day immediately preceding the Change in Control or (z) if determined by the Committee to be necessary or appropriate based on the applicable performance goal, as of another specified date preceding the Change in Control (e.g., the Company’s preceding fiscal quarter end); and

b.	the Award shall become vested pro rata based on the portion of the applicable performance period completed through the date of the Change in Control.
(ii)

To the extent such Awards are assumed, converted or replaced by the resulting entity in the Change in Control, then the Awards shall become fully exercisable, all restrictions with respect to such outstanding Awards shall lapse and become vested and non-forfeitable, and any specified performance goals with respect to such outstanding Awards shall be deemed to be satisfied at the greater of (A) target or (B) the actual level of performance determined as if the applicable performance period had ended as of (y) the last trading day immediately preceding the Change in Control or (z) if determined by the Committee to be necessary or appropriate based on the applicable performance goal, as of another specified date preceding the Change in Control (e.g., the Company’s preceding fiscal quarter end), if, within one year after the date of the Change in Control, the Service Provider has a Separation from Service either (1) by the Company other than for “cause” (as defined in the applicable Award Agreement) or (2) by the Service Provider for “good reason” (if so provided in the applicable Award Agreement and, if so, as defined in the applicable Award Agreement).

15.3.2.Change in Control Defined.

“Change in Control” means:

(i)

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iv) any acquisition pursuant to a transaction that complies with clauses (A), (B) or (C) in paragraph (3) of this definition; or

(ii)

Individuals who, as of the Effective Date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Section 409A and the Change in Control is a “payment event” under Section 409A for such Award, the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A.

15.4.Adjustments.

Adjustments under this Section 15 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.  No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

16.	No Limitations on Company

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

17.	TERMS APPLICABLE GENERALLY TO AWARDS GRANTED UNDER THE PLAN

17.1.Disclaimer of Rights.

No provision in the Plan or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company.  In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider.  The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein.  The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

17.2.Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals), including, without limitation, the granting of stock options as the Board in its discretion determines desirable.

17.3.Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any shares of Stock upon the exercise of an Option or SAR, or (iii) otherwise due in connection with an Award.  At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation.  Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold the minimum required number of shares of Stock otherwise issuable to the Grantee as may be necessary to satisfy such withholding obligation or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee.  The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations.  The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined.  A Grantee who has made an election pursuant to this Section 17.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

17.4.Captions.

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or any Award Agreement.

17.5.Other Provisions.

Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.  In the event of any conflict between the terms of an employment agreement and the Plan, the terms of the employment agreement govern.

17.6.Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

17.7.Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

17.8.Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of law, and applicable Federal law.

17.9.Section 409A.

The Plan is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith.  Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise.  Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Grantee’s Separation from Service shall instead be paid on the first payroll date after the six-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier).  Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Section 409A and neither the Company nor the Committee will have any liability to any Grantee for such tax or penalty.

17.10.Separation from Service.

The Board shall determine the effect of a Separation from Service upon Awards, and such effect shall be set forth in the appropriate Award Agreement.  Without limiting the foregoing, the Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that will be taken upon the occurrence of a Separation from Service, including, but not limited to, accelerated vesting or termination, depending upon the circumstances surrounding the Separation from Service.

17.11.Transferability of Awards.

17.11.1.Transfers in General.

Except as provided in Section 17.11.2, no Award shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution, and, during the lifetime of the Grantee, only the Grantee personally (or the Grantee’s personal representative) may exercise rights under the Plan.

17.11.2.Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Award (other than Incentive Stock Options) to any Family Member.  For the purpose of this Section 17.11.2, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity.  Following a transfer under this Section 17.11.2, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.  Subsequent transfers of transferred Awards are prohibited except to Family Members of the original Grantee in accordance with this Section 17.11.2 or by will or the laws of descent and distribution.

17.12.Dividends and Dividend Equivalent Rights.

Subject to Section 15.1 with respect to stock dividends, outstanding Awards shall not be entitled to receive dividends or dividend equivalent rights.

17.13.Minimum Vesting Period.

Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan that are payable in Shares will vest no earlier than the first anniversary of the Grant Date of the Award, except that this restriction shall not apply to: (a) Substitute Awards, (b) shares of Stock delivered in lieu of fully vested cash Awards, (iii) Awards to non-employee members of the Board (which may vest on the earlier of the one year anniversary of the Grant Date or the next annual meeting of shareholders that occurs prior to such first anniversary, but at least 50 weeks after the prior year’s annual meeting of shareholders), (iv) Awards with respect to a maximum of 5% of the aggregate maximum number of shares of Stock specified in Section 4.1, subject to adjustment as provided in Section 15.1, and (v) Awards that may become vested upon a Separation from Service on account of a Grantee’s death or Disability. Notwithstanding the minimum vesting required by the preceding sentence, the Committee may, in its discretion, provide for accelerated vesting or exercisability of an Award, or otherwise act to waive or lapse any restriction on an Award in connection with a Grantee’s death or Disability.

The Plan was adopted by the Board of Directors on March 8, 2023 and was approved by the shareholders of the Company on May 31, 2023.

Annex B

ZUMIEZ INC

2023 Employee Stock Purchase Plan

1.PURPOSE AND EFFECTIVE DATE

The purpose of the Zumiez Inc. 2023 Employee Stock Purchase Plan (the “Plan”) is to provide employees of Zumiez Inc., a Washington corporation (the “Company”), and certain of its subsidiaries described in Section 4 (individually a “Participating Employer” and collectively the “Participating Employers”) with a strong incentive for individual creativity and contribution to ensure the future growth of the Participating Employers by enabling such employees to acquire shares of common stock of the Company (the “Stock”), in the manner contemplated by the Plan.  Rights to purchase Stock offered pursuant to the Plan are a matter of separate inducement and not in lieu of any salary or other compensation for the services of any employee.  The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (including all valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder) (the “Code”), and shall be interpreted accordingly.  The Plan shall become effective as determined by the Board of Directors of the Company (the “Board”), but no rights to purchase shares shall be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

2.	Amount of Stock Subject to the Plan; Payment for Shares

Subject to adjustment as provided herein, the total number of shares of Stock that may be issued pursuant to rights of purchase granted under the Plan shall not exceed 580,000 shares of authorized Stock.  Such shares may be authorized but unissued shares.  If a right of purchase under the Plan expires or is terminated unexercised for any reason, the shares as to which such right so expired or terminated again may be made subject to a right of purchase under the Plan.

3.	Administration

(a)General.  The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board or, in the absence of a Compensation Committee or in the event the Compensation Committee is not properly constituted, by the Board itself (in which case, references herein to the “Committee” include the Board).  The Committee shall administer the Plan all as provided herein.  The Committee shall hold meetings at such times and places as each may determine and may take action by unanimous written consent or by means of a meeting held by conference telephone call or similar communications equipment pursuant to which all persons participating in the meeting can hear each other.  The Committee may request advice or assistance or employ such other persons as each deems necessary for proper administration of the Plan.

(b)Delegation.  To the extent necessary or appropriate, the Committee may delegate any of its duties or responsibilities as they pertain to a Participating Employer to such Participating Employer.  The Committee or any Participating Employer with the consent of the Committee may appoint or engage any person or persons as a third party administrator to perform ministerial functions pertaining to the issuance, accounting, recordkeeping, forfeiture, exercise, communication, transfer, or any other functions or activities necessary or appropriate to administer and operate the Plan (the “plan administrator”).

(c)Other.  Subject to the express provisions of the Plan and the requirements of applicable law, the Committee shall have authority, in its discretion, to determine when each offering hereunder of rights to purchase shares (hereinafter “offering”) shall be made, the duration of each offering, the dates on which the purchase period for each offering shall begin and end, the total number of shares subject to each offering, the purchase price of shares subject to each offering and the exclusion of any employees pursuant to Section 4. Subject to the express provisions of the Plan, the Committee has authority (a) to construe offerings, the Plan and the respective rights to purchase shares, (b) to prescribe, amend and rescind rules and regulations relating to the Plan and (c) to make all other determinations necessary or advisable for administering the Plan. The determination of the Committee with respect to matters referred to in this Section 3 as within its province shall be final, binding, and conclusive on all persons.

4.ELIGIBILITY

No right to purchase shares shall be granted hereunder to a person who is not an employee of the Company or a subsidiary corporation, now existing or hereafter formed or acquired.  As used in the Plan, the terms “parent corporation” and “subsidiary corporation” shall have the meanings respectively given to such terms in Sections 424(e) and 424(f) of the Code (i.e., generally, corporations that, in an unbroken chain of corporations including the Company, are at least 50%-related to the Company based on total combined voting power).  Each offering shall be made to all “eligible employees” of the Company and to all eligible employees of any of its subsidiary corporations to which participation in the Plan is extended by the Committee or its delegate from time to time in its discretion.  Unless otherwise determined by the Committee, the following classes of employees shall be excluded from participation in an offering under the Plan: (i) employees whose customary employment is 20 hours or less per week; (ii) employees whose customary employment is for not more than 5 months in any calendar year; and (iii) employees who have been employed less than 5 consecutive months prior to the Offering Date.  In addition, the following groups of employees shall be excluded from participation in an offering: (i) employees who are citizens or residents of a foreign jurisdiction if the grant of a right to purchase shares under the Plan or offering under the Plan is prohibited under the laws of such jurisdiction or if compliance with the laws of such foreign jurisdiction would cause the Plan or offering to violate the requirements of Section 424 of the Code; and (ii) any employee who, immediately after the grant of a right to purchase stock pursuant to an offering, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary or parent corporation of the Company (in determining stock ownership of an individual, the rules of Section 424(d) of the Code shall be applied; shares that the employee may purchase under outstanding rights of purchase and options shall be treated as stock owned by him; and the Committee may rely on representations of fact made to it by the employee and believed by them to be true).

5.OFFERINGS

(a)Offering Period.  The Committee may make grants to all eligible employees of the Participating Employers of rights to purchase shares under the terms hereinafter set forth.  Unless otherwise provided by the express provisions of the Plan, the terms and conditions of each offering shall state its effective date (the “Offering Date”), shall define the duration of such offering and the purchase period thereunder (the last trading day of which is referred to herein as the “Purchase Date”), shall specify the number of shares that may be purchased thereunder, shall specify the purchase price for such shares and shall specify if any employees are excluded pursuant to Section 4.  During the purchase period specified in the terms of an offering, payroll deductions shall be made from such employee’s Eligible Compensation pursuant to Sections 6, 7 and 8.  Any stated purchase period shall end no later than 27 months from the effective date of any offering hereunder.

(b)Eligible Compensation.  The measure of an employee’s participation in an offering shall be such employee’s Eligible Compensation.  For purposes of the Plan, “Eligible Compensation” means and refers to an eligible employee’s cash compensation paid through a Participating Employer’s payroll system for personal services actually rendered in the course of employment. “Eligible Compensation” shall be limited to amounts received by the eligible employee during the period he or she is participating in the Plan and includes salary, wages and other incentive payments, amounts contributed by the eligible employee to any benefit plan maintained by a Participating Employer (including any 401(k) plan, 125 plan, or any other deferred compensation plan), overtime pay, commissions, draws against commissions, shift premiums, sick pay, vacation pay, and holiday pay, except to the extent that the exclusion of any such item (or a sub-set of any such item) is specifically directed by the Committee for all eligible employees.  “Eligible Compensation” does not include any remuneration paid in a form other than cash, fringe benefits (including car allowances and relocation payments), employee discounts, expense reimbursement or allowances, long-term disability payments, workmen’s compensation payments, welfare benefits, and any contributions that a Participating Employer makes to any benefit plan (including any 401(k) plan or any other welfare or retirement plan).

6.PARTICIPATION

An eligible employee may participate in an offering by enrolling (or, if the eligible employee previously discontinued participation in the Plan pursuant to Section 8, by re-enrolling) through the internet website of the plan administrator, or by otherwise completing an electronic enrollment form, prior to the Offering Date or, if the website or electronic enrollment form is unavailable, by completing a payroll deduction authorization form and forwarding it to the plan administrator during the enrollment period prior to the Offering Date.  The employee must authorize a regular payroll deduction from the employee’s Eligible Compensation.  An employee shall be considered a “Participant” in the Plan as of the Offering Date immediately following his or her enrollment or re-enrollment in the manner specified above and shall continue as a Participant during such offering until the earlier to occur of (i) the first date of the payroll period immediately following the date on which the Participant properly registers a discontinuance to the payroll deduction authorization information then on file with the Committee, the Participating Employer or plan administrator, or as soon as administratively practicable after the first day of such payroll period, or (ii) the date on which the Participant is no longer an eligible employee. Except as the Committee may otherwise determine, an employee shall not automatically continue as a Participant in any subsequent offering unless the employee expressly re-enrolls for such offering prior to the applicable Offering Date.

7.	Deductions or PaymentS

The Committee, or its designee, shall maintain a payroll deduction account for each Participant.  With respect to any offering made under the Plan, a Participant may authorize a payroll deduction of any whole percentage up to a maximum of 15% of the Participant’s Eligible Compensation he/she receives during the purchase period specified in an offering.  Interest shall not be accrued, payable or credited under this Plan on any amount in the payroll deduction or other Plan account.

8.	Deduction or Payment Changes

A Participant may change or discontinue payroll deductions through the plan administrator’s website or by otherwise completing an electronic election change form or, if the website is unavailable, by completing a new payroll deduction authorization form and forwarding it to the plan administrator.  Any change shall become effective on the first Offering Date after the Participant properly registers the change of the payroll deduction authorization information then on file with the plan administrator, while any discontinuance shall become effective on the first day of the payroll period immediately following the date on which the Participant properly registers the discontinuance of such information, or as soon as administratively practicable after the first day of such payroll period.  The Committee may establish limits on the number of times a Participant may be entitled to change or discontinue payroll deductions.  Unless otherwise permitted by a third party plan administrator’s procedures, if a Participant discontinues payroll deductions for an offering under the Plan, the Participant shall be deemed to have withdrawn from the offering pursuant to Section 9 below.

9.	Withdrawal of Funds

A Participant may at any time and for any reason withdraw the entire cash balance then accumulated in such Participant’s payroll deduction account and thereby withdraw from participating in an offering.  Upon withdrawal of the cash balance in a payroll deduction or other account, such Participant shall cease to be eligible to participate in the offering pursuant to which the withdrawn funds were withheld or received.  Partial withdrawals shall not be permitted.  Any cash balance withdrawn in accordance with this Section 9 may not be transferred to any payroll deduction or other account maintained for the employee pursuant to another offering, whether under the Plan or under another such plan.

10.	Right of Purchase — Option for a Maximum Number of Shares

The right of a Participant to purchase stock pursuant to an offering under the Plan shall be an “option” (and an offering shall be the “grant” of such option, with the Offering Date being the “grant date” of the option) to purchase no more than 5,000 shares (or such lower amount as otherwise provided under the Plan) during a purchase period.

11.Maximum Allotment of Rights of Purchase

Any right to purchase shares under the Plan shall be subject to the limitations of Section 423(b)(8) of the Code (generally limiting accrual of the right of any employee to purchase shares under all employee stock purchase plans of the Company and any subsidiary or parent corporation, qualified under Section 423 of the Code, to an annual rate of $25,000 in fair market value on the Offering Date).

12.purchase price

The purchase price for each share under each right of purchase granted pursuant to an offering shall be as established by the Committee and communicated in the offering consistent with the requirements of Section 423 of the Code, and shall not be less than an amount equal to the lower of (i) eighty-five percent (85%) of the Fair Market Value of the Stock on the Offering Date or (ii) eighty-five percent (85%) of the Fair Market Value of the Stock on the Purchase Date.  For purposes of the Plan, “Fair Market Value” of a share of Stock as of a particular date means (1) if the Stock is listed on a national securities exchange, the closing or last price of the Stock on the composite tape or other comparable reporting system for the applicable date, or if the applicable date is not a trading day, the trading day immediately preceding the applicable date, or (2) if the shares of Stock are not then listed on a national securities exchange, or the value of such shares is not otherwise determinable, such value as deter-mined by the Board in good faith in its sole discretion.

13.METHOD OF PAYMENT

As of each Purchase Date, the payroll deduction account of each Participant for an offering period shall be totaled.  On such Purchase Date such Participant shall purchase without any further action, the maximum number of whole shares of Stock (subject to the limitations provided in Sections 10 and 11) possible at a per share purchase price equal to the amount determined under Section 12, together with any fees or charges associated with such purchase, except as otherwise prohibited by law, that can be purchased with the funds in such Participant’s payroll deduction account.  The Participant’s payroll deduction or other account shall be charged for the amount of the purchase and shares shall be issued for the benefit of the Participant as soon thereafter as practicable for the shares so purchased, which shares may be issued in nominee name.  Except as otherwise prohibited by law, all funds in payroll deduction accounts may be used by the Company for its general corporate purposes as the Board shall determine.  Any amount that remains in a Participant’s payroll deduction account after a purchase (i.e., if not sufficient to purchase an additional whole share) shall be carried over for future purchases; however, any funds that remain in a Participant’s payroll deduction account after applying the limitations of Sections 10 and 11 shall be returned to the Participant.

14.Rights as a SHAREHOLDER

Stock purchased under the Plan may be issued in either certificate or book entry form as determined by the Committee.  A Participant shall have no rights as a shareholder with respect to any shares covered by a right of purchase until such Stock is issued to the benefit of such Participant, which Stock may be issued in nominee name.  No adjustment will be made for dividends (ordinary or extraordinary, whether in cash or in other property) or distributions or other rights for which the record date is prior to the date such Stock is issued, except as provided in Section 16.

15.Rights Not Transferable

Rights to purchase shares under the Plan are not transferable by a Participant and may be exercised only by such Participant during such Participant’s lifetime otherwise than by will or laws of descent and distribution.

16.ADJUSTMENT OF SHARES

If any change is made in the number, class or rights of shares subject to the Plan or subject to any offering under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, issuance of rights to subscribe or other change in capital structure), appropriate adjustments shall be made as to the maximum number of shares subject to the Plan and the number of shares and price per share subject to outstanding rights of purchase as shall be equitable to prevent dilution or enlargement of such rights; provided, however, that any such adjustment shall comply with the rules of Section 424(a) of the Code if the transaction is one described in said Section 424(a); provided, further that in no event shall any adjustment be made that would render any offering other than an offering pursuant to an employee stock purchase plan within the meaning of Section 423 of the Code.

17.	Retirement, Termination and Death

In the event of a Participant’s retirement or termination of employment, the amount in the Participant’s payroll deduction or other Plan account shall be refunded to such Participant and the shares of Stock held for such Participant’s benefit by the Plan shall upon request be issued to such Participant, and in the event of such Participant’s death, such amount and Stock shall be paid and issued to such Participant’s estate or as otherwise provided under applicable law.

18.Amendment of the Plan

This Plan may be amended at any time by the Committee, subject to the approval of the shareholders of the Company to the extent required by Section 423 of the Code, applicable law, or stock exchange listing standards.

19. Termination of the Plan

The Plan and all rights of employees hereunder shall terminate: (i) on the Purchase Date that participating employees become entitled to purchase a number of shares greater than the number of shares that remain available for purchase under the Plan; or (ii) in the discretion of the Committee, upon the completion of any purchase period.  In the event that the Plan terminates under circumstances described in (i) above, shares remaining available for purchase under the Plan as of the termination date shall be issued to Participants on a pro rata basis.  Any cash balances remaining in Participants’ payroll deduction and other Plan accounts upon termination of the Plan shall be refunded as soon thereafter as practicable.  The powers of the Committee provided by Section 3 to construe and administer any right to purchase shares granted prior to the termination of the Plan shall nevertheless continue after such termination.

20.Listing of Shares and Related Matters

If at any time the Committee shall determine, based on opinion of counsel, that the listing, registration or qualification of the shares covered by the Plan upon any national securities exchange or under any state or Federal or foreign law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares under the Plan, no shares will be sold, issued or delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to counsel.

21.Third Party Beneficiaries

None of the provisions of the Plan shall be for the benefit of or enforceable by any creditor of a Participant. A Participant may not create a lien on any portion of the cash balance accumulated in such Participant’s payroll deduction or other Plan account or on any shares covered by a right to purchase before a stock certificate for such shares is issued for such Participant’s benefit.

22.GENERAL PROVISIONS

The Plan shall neither impose any obligation on the Company or on any subsidiary corporation to continue the employment of any Participant or eligible employee, nor impose any obligation on any Participant to remain in the employ of the Company or of any subsidiary corporation.  For purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an “employee” of such corporation within the meaning of Section 423(a)(2) of the Code and the regulations and rulings interpreting such Section.  For purposes of the Plan, the transfer of an employee from employment with the Company to employment with a subsidiary of the Company, or vice versa, shall not be deemed a termination of employment of the employee.  Subject to the specific terms of the Plan, all employees granted rights to purchase shares hereunder shall have the same rights and privileges.

23.GOVERNING LAW

Except where jurisdiction is exclusive to the federal courts or except as governed by federal law, the Plan and rights to purchase shares that may be granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Washington.

Adopted by the Compensation Committee of the Board of Directors on March 7, 2023 and the full Board of Directors on March 8, 2023

Approved by Shareholders on May 31, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com

ZUMIEZ INC.
Annual Meeting of Shareholders
May 31, 2023 8:00 AM PDT
This proxy is solicited by the Board of Directors

By signing the proxy, you revoke all prior proxies and appoint Chris K. Visser and Richard M. Brooks, or either of them, as attorneys and proxies of the undersigned with full power of substitution to vote the undersigned's shares on the matters shown on the reverse side, and at any and all continuations, adjournments and postponements thereof with all powers that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side in accordance with the instructions, and with discretionary authority as to any and all other matters that may properly come before the Annual Meeting of Shareholders of Zumiez Inc.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000600226_2 R1.0.0.6

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/01/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/01/2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Richard M. Brooks 1b. Steve P. Louden 1c. James P. Murphy The Board of Directors recommends you vote FOR proposal 2: For Against Abstain 2. Ratification of the selection of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending January 29, 2022 (fiscal 2021). NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No Please indicate if you plan to attend this meeting Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000505391_1 R1.0.0.177 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ZUMIEZ INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717